United States Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
Borland Software Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Preliminary Copy — Subject to Completion
dated March 22, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 16, 2007

To Our Stockholders:

WHAT:	Our Annual Meeting of Stockholders for Calendar Year 2007

WHEN:	Wednesday, May 16, 2007, at 10:00 a.m., local time

WHERE:	Cupertino Inn 10889 North DeAnza Boulevard Cupertino, California 95014

WHY:	At this meeting, you will be asked to:

(1) Elect six (6) directors for one year and until their respective successors have been elected and qualified;

(2) Approve an amendment to our 1999 Employee Stock Purchase Plan to authorize for issuance an additional 2,500,000 shares of our common stock;

(3) Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(4) Transact any other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements of the Annual Meeting of Stockholders.

A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders, during regular business hours, for a period of ten days prior to the meeting, at 20450 Stevens Creek Boulevard, Suite 800, Cupertino, CA 95014. Only stockholders of record at the close of business on March 30, 2007 will receive notice of, and be eligible to vote at, the Annual Meeting of Stockholders or any adjournment thereof. The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Your vote is important. Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the Annual Meeting of Stockholders in person, and no matter how many shares you own, please sign, date and promptly return the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Borland stock account, we are delivering only one set of the proxy statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2006 to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. If your shares are registered directly in your name and you share an address with another stockholder and have received only one set of voting materials, but you would prefer to receive your own copy, please contact Georgeson Shareholder Communications Inc. by telephone at 1-800-501-4524 or by mail at 17 State Street, 10th Floor, New York, NY 10004, or alternatively, please contact Borland Investor Relations by telephone at 408-863-2917 or by mail at 20450 Stevens Creek Blvd., Suite 800, Cupertino, California 95014. If your shares were held in an account at a bank, brokerage firm, or other agent or nominee and you have received only one set of voting materials, but you would prefer to receive your own copy, please contact your bank, broker or agent.

By Order of the Board of Directors,

Gregory J. Wrenn
Senior Vice President, General Counsel and Corporate Secretary

April   , 2007
Cupertino, California

YOUR VOTE AT THIS YEAR’S MEETING IS ESPECIALLY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

A DISSIDENT STOCKHOLDER, C. ROBERT COATES, WHO BENEFICIALLY OWNS APPROXIMATELY 1.2% OF BORLAND’S OUTSTANDING STOCK, OR JASON DONAHUE MAY SEND YOU SOLICITATION MATERIALS IN AN EFFORT TO SOLICIT YOUR VOTE TO ELECT THEMSELVES TO BORLAND’S BOARD OF DIRECTORS. THE BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT MESSRS. COATES’ AND DONAHUE’S ACTIONS ARE NOT IN YOUR BEST INTERESTS AND WE URGE YOU NOT TO RETURN ANY PROXY CARD THAT EITHER OF THEM MAY SEND YOU.

Preliminary Copy — Subject to Completion,
Dated March 22, 2007

BORLAND SOFTWARE CORPORATION
20450 Stevens Creek Blvd., Suite 800
Cupertino, CA 95014
(408) 863-2800

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 16, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

The Board of Directors of Borland Software Corporation, a Delaware corporation, seeks your proxy for use in voting at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) or at any postponements or adjournments of the Annual Meeting. Our Annual Meeting will be held at the Cupertino Inn, located at 10889 North DeAnza Boulevard, Cupertino, California 95014, on Wednesday, May 16, 2007 at 10:00 a.m., local time. We intend to begin mailing this proxy statement, the attached notice of Annual Meeting and the accompanying white proxy card on or about April [  ], 2007 to all record holders of our common stock, par value $0.01, entitled to vote at the Annual Meeting. Along with this proxy statement, we are also sending our Annual Report on Form 10-K to stockholders for the fiscal year ended December 31, 2006 (the “Annual Report”).

WHAT AM I VOTING ON?

At the Annual Meeting, stockholders will act upon the:

(1) Election of six (6) directors for one year and until their respective successors have been elected and qualified;

(2) Approval of an amendment to our 1999 Employee Stock Purchase Plan to authorize for issuance an additional 2,500,000 shares of our common stock;

(3) Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(4) Transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

WHO CAN VOTE?

Only holders of record of our common stock at the close of business on March 30, 2007, the record date, will receive notice of, and be entitled to vote at, our Annual Meeting. At the close of business on the record date, [          ] shares of our common stock were outstanding and entitled to vote. Our common stock is our only class of outstanding voting securities.

Stockholder of Record: Shares Registered in Your Name

If, on March 30, 2007, your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed white proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Agent

If, on March 30, 2007, your shares were held, not in your name, but rather in an account at a bank, brokerage firm, or other agent or nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent or nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a power of attorney or other proxy authority from your bank, broker or other agent or nominee, and bring it to our Annual Meeting.

WHAT CONSTITUTES A QUORUM?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were [          ] shares outstanding and entitled to vote. Thus [          ] shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK?

In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder’s name, on each matter to be voted upon at the Annual Meeting.

HOW ARE VOTES COUNTED AND HOW ARE BROKER NON-VOTES TREATED?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” votes, “Against” votes, abstentions, withheld votes and broker non-votes.

Votes withheld and abstentions are deemed as “present” at the Annual Meeting and are counted for quorum purposes. Votes withheld and abstentions will have the same effect as a vote against the matter with respect to Proposal No. 2 and Proposal No. 3, but will have no effect on Proposal No. 1.

A “broker non-vote” is when a broker votes in its discretion on one or more “routine” matters, but does not receive instructions from a beneficial owner of shares as to how to vote those shares in the proxy on “non-routine” matters. Broker non-votes will be counted for purposes of a quorum. As for the effect on the outcome of votes on proposals, under the current Nasdaq Stock Market rules, brokers have discretionary voting power to vote without receiving voting instructions from the owner on “routine” matters, but not on “non-routine” matters. Routine matters include, among other things, the uncontested election of directors and the ratification of the appointment of independent registered public accountants. Non-routine matters include, among other things, votes involving certain equity plan matters. If Mr. Coates conducts a solicitation to elect himself and Mr. Donahue as directors, the election of directors will be a “non-routine” matter. This means that if you hold your shares through a broker, bank or other nominee, and do not provide voting instructions by the tenth day before the Annual Meeting, the broker, bank or other nominee will have the discretion to vote your shares on Proposal No. 1, if Mr. Coates does not conduct a solicitation of proxies, and Proposal No. 3. Brokers will not have the discretion to vote on Proposal No. 1 if Mr. Coates conducts a solicitation of proxies, and on Proposal No. 2. A broker non-vote on Proposal No. 1 and Proposal No. 2 will have no effect on the outcome of the vote.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that form regarding how to vote your shares. If your broker does not receive instructions as to how to vote those shares on a proposal and does not have discretionary authority to vote on such proposal under the rules of the Nasdaq Stock Market, then the shares held by such owner will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such proposal; accordingly, these shares will have no effect on the outcome of any given proposal on which they are deemed not voted.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Proposal No. 1, the election of six directors, requires a plurality of the votes cast to elect a director. The six nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” will affect the outcome. Withheld votes or broker non-votes, will not affect the outcome of the vote on Proposal No. 1.

Proposal No. 2, the approval of an amendment to the 1999 Employee Stock Purchase Plan, requires a “For” vote by the majority of shares present or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

Proposal No. 3, the ratification of our independent registered public accounting firm, which will ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, must receive a “For” vote by the majority of shares present or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

WHO CONDUCTS THE PROXY SOLICITATION AND HOW MUCH DOES IT COST?

We are soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Proxies may be solicited without additional compensation by the directors, executive officers and a representative of The Blue Shirt Group, LLC, Borland’s investor relations consultant, listed on Annex A to this Proxy Statement. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names, which are beneficially owned by others, so that they may forward this solicitation material to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. The original solicitation of proxies by mail may be supplemented by telephone, fax, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or consultant.

As discussed below under the heading “Election of Directors — Stockholder Solicitation,” C. Robert Coates has nominated himself and Jason Donahue to stand for election as directors and Mr. Coates has stated his intention to solicit proxies from Borland stockholders in an effort to elect himself and Mr. Donahue as directors. Accordingly, as discussed below, Borland will incur substantial additional costs in connection with its solicitation of proxies. Borland has retained Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies for a fee of up to $75,000 plus out-of-pocket expenses. Georgeson will employ approximately 35 people to solicit proxies from Borland’s stockholders.

As a result of Mr. Coates’ intended solicitation of proxies, Borland’s expenses related to its solicitation of proxies from stockholders will substantially exceed those normally spent for an Annual Meeting. Such additional costs are expected to aggregate to approximately $500,000 this year, not including the costs of litigation, if any. Such additional solicitation costs are expected to include the increased fee payable to Georgeson (up to $75,000 this year as compared to approximately $9,000 plus out of pocket expenses in 2006), fees of outside counsel to advise Borland in connection with a contested solicitation of proxies, increased mailing costs, such as the costs of additional mailings of solicitation materials to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of Borland stock, as described above, and the costs of retaining an independent inspector of election. Annex A attached to this proxy statement sets forth certain information relating to our directors and officers who may be soliciting proxies on our behalf.

HOW DO I VOTE IF I ATTEND THE ANNUAL MEETING?

If you are a stockholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name on any matters properly brought before the Annual Meeting. If you choose to do that, please bring the enclosed white proxy card or proof of identification. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

HOW DO I VOTE IF I DO NOT ATTEND THE ANNUAL MEETING?

Stockholders of record who do not attend the Annual Meeting should vote by mail: Please sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid return envelope.

By executing and returning the enclosed WHITE proxy card, you are authorizing the individuals listed on the WHITE proxy card to vote your shares in accordance with your instructions.

If you are a beneficial owner of shares registered in the name of your bank, broker or other agent or nominee, you should have received a white proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. If you did not receive a white proxy card, please follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a proxy card.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED ON THE PROXY CARD?

If you return a signed and dated WHITE proxy card without marking any voting selections, your shares will be voted as follows:

(1) FOR the election of the six nominees for director proposed by the Board of Directors;

(2) FOR the approval of the amendment to our 1999 Employee Stock Purchase Plan, and

(3) FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

If any other matter is properly presented at the meeting, the individuals named on your proxy card will vote your shares using their best judgment.

YOUR VOTE AT THIS YEAR’S MEETING IS ESPECIALLY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

A DISSIDENT STOCKHOLDER, C. ROBERT COATES, WHO BENEFICIALLY OWNS APPROXIMATELY 1.2% OF BORLAND’S OUTSTANDING STOCK, OR JASON DONAHUE MAY SEND YOU SOLICITATION MATERIALS IN AN EFFORT TO SOLICIT YOUR VOTE TO ELECT THEMSELVES TO BORLAND’S BOARD OF DIRECTORS. THE BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT MESSRS. COATES’ AND DONAHUE’S ACTIONS ARE NOT IN YOUR BEST INTERESTS AND WE URGE YOU NOT TO RETURN ANY PROXY CARD THAT EITHER OF THEM MAY SEND YOU.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD FROM BORLAND?

If you receive more than one proxy card from us or your bank, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each WHITE proxy card to ensure that all of your shares are voted. However, we urge you not to return any proxy card you may receive from C. Robert Coates or Jason Donahue.

HAS THE BORLAND BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THE MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING?

Our Board of Directors recommends that you vote “FOR” the election of its six nominees for director, “FOR” the approval of the amendment to our 1999 Employee Stock Purchase Plan, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Please vote on the enclosed white proxy card.

CAN I CHANGE MY VOTE?

Yes. You may revoke your proxy by doing any of the following:

(1) You may send a written notice that you are revoking your proxy to our Corporate Secretary at the address indicated below, so long as it is received prior to the Annual Meeting.

(2) You may submit another properly completed proxy card with a later date, so long as it is received prior to the Annual Meeting.

(3) You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Any written notice of revocation, or later dated white proxy, should be delivered to:

Borland Software Corporation
20450 Stevens Creek Blvd., Suite 800
Cupertino, CA 95014
Attention: Gregory J. Wrenn, Corporate Secretary

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

WHO DO I CONTACT FOR HELP?

If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

GEORGESON INC.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (800) 501-4524

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

Our Board of Directors, or the Board, consists of six directors. As indicated below, each nominee will be elected for a one-year term, which will expire at the 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until any such director’s earlier resignation or removal. Our Board’s nominees are Tod Nielsen, John F. Olsen, Mark Garrett, William K. Hooper, T. Michael Nevens and Robert M. Tarkoff, all of whom are currently serving as directors. Our Nominating and Governance Committee considered the qualifications of each of the Board’s nominees for election at the Annual Meeting, and unanimously recommended that each nominee be submitted for re-election to the Board.

Directors are elected by a plurality of the votes properly cast in person or by proxy. If a quorum is present and voting, the six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed white proxy cards will be voted, if authority to do so is not withheld, for the election of the six nominees named below. Abstentions and broker non-votes will have no effect on the votes. If any Board nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee determined by our Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any Board nominee will be unable to serve.

The name and age of each director, his position with us and the year in which he first became a director is set forth below:

Name	Age	Position	Director Since

Tod Nielsen	42	President, Chief Executive Officer and Director	2005
John F. Olsen	55	Chairman of the Board	2005
Mark Garrett	49	Director	2005
William K. Hooper	51	Director	1999
T. Michael Nevens	57	Director	2004
Robert M. Tarkoff	38	Director	2007

BIOGRAPHICAL INFORMATION FOR NOMINEES AND CONTINUING DIRECTORS

NOMINEES FOR ELECTION

Tod Nielsen

Mr. Nielsen has served as President, Chief Executive Officer and a director since November 2005. From June 2005 to November 2005, Mr. Nielsen served as Senior Vice President, Marketing and Global Sales Support for Oracle Corporation, an enterprise software company, where he was responsible for the marketing of the Oracle Database and Oracle Fusion Middleware product lines. From August 2001 to August 2004, Mr. Nielsen served in various positions, including Chief Marketing Officer and Executive Vice President, Engineering of BEA Systems, Inc., a provider of application infrastructure software. Mr. Nielsen joined BEA Systems after the acquisition of his private company, Crossgain Inc., where he served as its Chief Executive Officer from June 2000 to August 2001. Mr. Nielsen also spent twelve years with Microsoft Corporation, in various roles, including general manager of database and developer tools, vice president of developer tools, and at the time of his departure, vice president of Microsoft’s platform group. Mr. Nielsen currently serves on the board of directors of Fortify Software, Inc., a provider of software security products and Trolltech ASA, a provider of application development software. Mr. Nielsen holds a B.A. degree in business administration from Central Washington University.

John F. Olsen

Mr. Olsen has served as Chairman of the Board since August 2006 and as a director since February 2005. Since April 2004, Mr. Olsen has been a private investor. From June 2001 to April 2004, Mr. Olsen served as President and Chief Operating Officer of Business Objects S.A., a provider of business intelligence solutions. Prior to joining Business Objects, he was President and Chief Executive Officer of Marimba, Inc., a provider of Internet infrastructure management solutions from July 2000 to June 2001. From 1993 to 2000, Mr. Olsen served as president of the Design Realization Group of Cadence Design Systems, Inc. Before joining Cadence in 1993, Mr. Olsen held the position of partner, Strategic Services, at KPMG Peat Marwick. Mr. Olsen holds an M.S. degree in management science from the University of South Florida, and a B.S. degree in industrial engineering from Iowa State University.

Mark Garrett

Mr. Garrett has served as a director since December 2005. Since January 2007, Mr. Garrett has served as Executive Vice President and Chief Financial Officer of Adobe Systems, Inc. From June 2004 to January 2007, Mr. Garrett served as Senior Vice President and Chief Financial Officer of the Software Group of EMC Corporation, a provider of enterprise content management solutions. From January 2004 to May 2004, Mr. Garrett was the Senior Vice President and Chief Financial Officer of Documentum, Inc., a division of EMC Corporation. Prior to EMC’s acquisition of Documentum, Mr. Garrett served as Executive Vice President and Chief Financial Officer of Documentum from July 2002 to December 2003, a provider of enterprise content management solutions. From January 2002 through July 2002, Mr. Garrett was Chief Financial Officer of Marimba, an enterprise software company. From April 2000 through December 2001, he held the position of Chief Financial Officer at Homestead Technologies, Inc., a website design company. Prior to Homestead, Mr. Garrett was the Chief Financial Officer of Fogdog Sports, an online retailer of sports apparel and equipment, from November 1999 through March 2000. Garrett holds an M.B.A. from Marist College and an undergraduate degree in both accounting and marketing from Boston University.

William K. Hooper

Mr. Hooper has served as a director since May 1999. Since 2005, Mr. Hooper has been a private investor. Mr. Hooper was President of Monterey Plaza Hotel Corporation from 1994 to 2005. Mr. Hooper was president of Woodside Hotels and Resorts Group Services Corporation from 1995 to 2004. Mr. Hooper also serves as an advisor to Acuity Ventures, a venture capital investment fund, and is a Trustee of Azusa Pacific University. Mr. Hooper holds an M.B.A. from the Stanford Graduate School of Business and a bachelor’s degree from Dartmouth College.

  T. Michael Nevens

Mr. Nevens has served as a director since February 2004. Since 2002, Mr. Nevens has been a private investor. From 1993 to 2002, Mr. Nevens served as a director and was managing partner of the Global High Tech Practice of McKinsey & Company, a business management consulting firm. Mr. Nevens holds a B.S. in physics from the University of Notre Dame and an M.S. in industrial administration from the Krannert School of Purdue University.

Robert M. Tarkoff

Mr. Tarkoff has served as a director since January 2007. Since January 2004, Mr. Tarkoff has been employed by EMC Corporation, a provider of enterprise content management solutions, in different capacities. Since January 2007, Mr. Tarkoff has served as Senior Vice President, Global Alliances and Business Development for EMC. From January 2006 to January 2007, Mr. Tarkoff served as Senior Vice President and General Manager of EMC/Captiva, the input management software division of EMC. From January 2004 to January 2006, Mr. Tarkoff served as Senior Vice President of Business Development and Strategy for EMC Software Group, a software group formed through the integration of several of EMC Corporation’s software acquisitions. From November 2001 to December 2003, Mr. Tarkoff served as Executive Vice President and Chief Strategy Officer of Documentum, a provider of enterprise content management software. Prior to joining Documentum, from October 2000 to November 2001, Mr. Tarkoff served in a variety of capacities with Commerce One LLC, an e-commerce solutions provider, most recently as Senior Vice President, Worldwide Business Development. Prior to joining Commerce One, Mr. Tarkoff was a lawyer at the law firm of Wilson Sonsini Goodrich & Rosati, P.C. and a financial analyst at Goldman, Sachs & Co. Mr. Tarkoff holds a B.A. degree, magna cum laude, and economics from Amherst College and a J.D. degree, cum laude, from Harvard Law School.

DIRECTOR COMPENSATION

It is the general policy of the Board that compensation for non-employee directors should be a mix of cash and equity-based compensation. Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the year ended December 31, 2006 for service as a director. We do not provide any retirement benefits or other perquisites to our directors.

Fees

In 2006, we paid cash fees to each non-employee director for his services. Fees paid include an annual retainer of $20,000, paid in quarterly installments of $5,000 and a flat fee, subject to certain fee caps described in the footnote to the table below, for attendance at each meeting of our Board and for attendance at each meeting of a Board committee on which they serve as follows:

Regularly Scheduled Board of Directors Meetings
Non-employee Director	$2,000 per meeting
Chairman	$3,000 per meeting
Special Board Meetings*
Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting
Audit Committee Meetings*
Non-employee Director	$2,000 per meeting
Chairman	$3,000 per meeting
Compensation Committee Meetings*
Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting
Nominating & Governance Committee Meetings*
Non-employee Director	$1,000 per meeting
Chairman	$1,500 per meeting

*	For 2006, attendance by non-employee directors at special Board meetings, and meetings of the Audit, Compensation and Nominating & Governance Committees were limited to the following fee caps:

•	Special Board Meetings: fees limited to 10 meetings per year

•	Audit Committee Meetings: fees limited to 10 meetings per year

•	Compensation Committee Meetings: fees limited to 6 meetings per year

•	Nominating & Governance Committee Meetings: fees limited to 4 meetings per year

Starting in January 2007, the number of meetings for which non-employee directors are paid for attending will no longer be capped. The Compensation Committee and Board reviewed non-employee director compensation in December 2006, and the Board approved this change. No other changes were made.

The sole employee director receives no additional cash compensation for his service on our Board or any Board committee. All directors are reimbursed for their expenses in connection with their service on the Board and its committees.

Stock Options

Under the automatic option grant program in effect under our 2002 Stock Incentive Plan, eligible non-employee members of our Board receive a series of option grants over their period of Board service. Those option grants are as follows:

Initial Grant.  At the time of his or her initial election or appointment to the Board, each new non-employee Board member automatically receives an option grant for 30,000 shares of our common stock.

Annual Grant.  On the first trading day in July of each year, each individual who is at that time serving as a non-employee Board member receives one or more automatic stock option grants in accordance with the following formula:

(i) each non-employee Board member on that annual grant date receives an option for 12,500 shares of our common stock, except that the chairperson of our Board receives an option grant for 17,500 shares;

(ii) each non-employee Board member who is serving as a member of any of our Board committees also receives an additional option grant for 1,000 shares of our common stock for each committee on which he or she is serving on the annual grant date; and

(iii) each non-employee Board member who is also serving as the chairperson of any Board committee at that time receives an additional option grant for 1,000 shares of our common stock for each committee on which he or she is serving as chairperson on the annual grant date.

There is no limit on the number of annual option grants any one eligible non-employee Board member may receive over his or her period of continued Board service.

Each automatic grant has an exercise price equal to the fair market value per share of our common stock on the grant date and has a maximum term of ten years, subject to early termination upon the later of: (i) twelve months after the date of the optionee’s cessation of Board service for any reason; or (ii) three months after the date the optionee is first free to sell shares of Company stock without contravention of applicable federal and state securities laws. Each non-employee director option is immediately exercisable for all of the shares subject to the option. However, any unvested shares purchased under such option will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, should the optionee cease Board service prior to vesting in those shares.

The shares subject to each initial and annual automatic option grant vests over a three year period as follows: one-third of those option shares vest upon the optionee’s completion of one year of Board service measured from the grant date of that option, and the remaining two-thirds of the option shares vest in equal monthly installments over the following two years, subject to the director’s continued service on the Board. However, the vesting of the shares subject to each initial and annual option grant accelerate and become 100% vested should we experience a change in control or should the optionee die or become disabled during his or her period of Board service.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following sets forth the cash and equity-based compensation for non-employee directors in 2006:

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)(5)	($)(4)(5)	($)

John F. Olsen	$66,000	$72,870	$138,870
William K. Hooper	77,000	65,064	142,064
Charles J. Robel(1)	76,000	55,803	131,803
Mark Garrett	66,000	63,055	129,055
T. Michael Nevens	69,000	66,653	135,653
Dale Fuller(2)	20,616	—	20,616
Robert M. Tarkoff(3)	n/a	n/a	n/a

(1)	Mr. Robel ceased to be a director in January 2007.

(2)	Mr. Fuller ceased to be a director in June 2006. Mr. Fuller was not granted any stock options in 2006 in consideration for his service as a director.

(3)	Mr. Tarkoff was appointed a director in January 2007.

(4)	Amounts shown do not reflect compensation actually received by directors. Instead, the amounts shown reflect the expense recognized by us in fiscal 2006 for option awards as determined pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”). These compensation costs include option awards granted in and prior to 2006. The assumptions used to calculate the value of the option awards are set forth under Note 11, under the heading “Assumptions for Estimating Fair Value of Stock Option Grants and stock purchases,” of the Notes to Consolidated Financial Statements included in our Annual Report.

(5)	A summary of the fees earned or paid in cash and the number of options outstanding as of December 31, 2006 for each of the directors set forth above is as follows:

		Board	Committee
	Annual	Meeting	Meeting	Options
	Retainer	Fees	Fees	Outstanding
Name	($)	($)	($)	(#)

John F. Olsen	$20,000	$20,000	$26,000	59,000
William K. Hooper	20,000	29,000	28,000	42,000
Charles J. Robel	20,000	22,000	34,000	61,000
Mark Garrett	20,000	22,000	24,000	44,500
T. Michael Nevens	20,000	20,000	29,000	61,000
Dale Fuller	8,616	12,000	—	1,461,684
Robert M. Tarkoff	n/a	n/a	n/a	n/a

CORPORATE GOVERNANCE

Director Independence

Our Board is composed of six directors. As required under the Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, our senior management and our independent registered public accounting firm, the Board affirmatively has determined that, other than Mr. Nielsen, who is our President and CEO, each of the members of the Board is an independent director for purposes of the Nasdaq listing standards. The Board also determined that Charles Robel, who served as a director until January 2007, was independent during the time he served as a director. In making this determination, the Board found that none of these directors or nominees for director has a direct or indirect material or other disqualifying relationship with us, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board holds executive sessions of its independent directors at least once per quarter.

Board and Committee Meetings and Attendance

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.borland.com under the headings “Company/

Investor Relations/Corporate Governance.” Board committee charters are also available in print to stockholders upon request, addressed to the Corporate Secretary, at 20450 Stevens Creek Blvd., Suite 800, Cupertino, CA 95014.

The Board held 15 meetings during the year ended December 31, 2006. Each director attended at least 75% of the aggregate of the meetings of the Board and of the committees, on which he served, held during the period for which he was a director or committee member, respectively. The following table sets forth the standing committees of the Board, the number of meetings held by each committee in 2006 and the membership of each committee during the year ended December 31, 2006. Messrs. Nielsen and Fuller are omitted from the table below as they were not members of any of the standing committees of the Board. In addition, upon his appointment to the Board in January 2007, the Board selected Mr. Tarkoff to serve on its Nominating and Corporate Governance Committee.

Nominating
and
Name	Audit	Compensation	Governance

John F. Olsen	Member(1)	Member
William K. Hooper	Member(2)	Member	Chair
Charles J. Robel(3)	Member		Member
Mark Garrett	Chair		Member
T. Michael Nevens	Member	Chair
Number of Meetings held in 2006	25	8	4

(1)	Mr. Olsen served on the Audit Committee until July 2006.

(2)	Mr. Hooper was appointed to serve on the Audit Committee in August 2006.

(3)	Mr. Robel ceased to be a director in January 2007.

Audit Committee

Our Audit Committee currently consists of Mark Garrett (Chairman), T. Michael Nevens and William K. Hooper. Charles J. Robel also served as a member of our Audit Committee during 2006 and until his resignation from the Board in January 2007. Mr. Hooper was appointed to the Audit Committee in August 2006, at which time he succeeded John F. Olsen who resigned in July 2006. The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Our Board has determined that Mr. Garrett is an “audit committee financial expert,” as such term is defined in applicable rules and regulations based on, among other things, his education and experience as a chief financial officer of several companies. The Board also determined that Mr. Robel was an “audit committee financial expert” during his tenure on our Audit Committee.

The formal report of our Audit Committee is included in this proxy statement. The Audit Committee’s responsibilities include, among other things:

•	the oversight of the quality of our financial statements and our compliance with legal and regulatory requirements;

•	the selection, evaluation and oversight of our independent registered public accountants, including conducting a review of their independence, determining fees for our independent registered public accountants, overseeing the independent registered public accountants’ audit work, and reviewing and pre-approving any non-audit services that may be performed by them;

•	the oversight of annual audit and quarterly reviews, including review of our consolidated financial statements, our critical accounting policies and the application of accounting principles and any material related-party transactions; and

•	the oversight of financial reporting process and internal controls, including a review of the adequacy of our accounting and internal controls and procedures.

Compensation Committee

Our Compensation Committee currently consists of T. Michael Nevens (Chairman), William K. Hooper, and John F. Olsen, each of whom is an independent director (as independence is currently defined in rule 4200(a)(15) of the Nasdaq listing standards). This proxy statement includes the report of our Compensation Committee and management’s Compensation Discussion & Analysis, which focuses on executive compensation. Our Compensation Committee’s role includes setting and administering the policies governing the compensation of executive officers, including cash compensation and equity incentive programs, and reviewing and establishing the compensation of the Chief Executive Officer and other executive officers. Our Compensation Committee’s responsibilities include, among other things:

•	approving the compensation for the chief executive officer and other executive officers;

•	approving change in control agreements and accelerated vesting of equity awards;

•	recommending to the Board equity-based compensation plans and making grants of stock options and other awards, except that the committee may delegate (and has delegated) the authority to make grants other than to executive officers to a committee of corporate officers; and

•	advising the Board on our compensation and benefits matters, including making recommendations and decisions where authority has been granted regarding stock plans, bonus plans, profit sharing plans, incentive compensation plans and retirement plans.

Nominating and Governance Committee

Our Nominating and Governance committee currently consists of William K. Hooper (Chairman), Mark Garrett, and Robert Tarkoff, each of whom is an independent director (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). Charles J. Robel resigned from the Nominating and Governance Committee in January 2007 and Mr. Tarkoff was appointed as a member in February 2007. The purpose of the Nominating and Governance Committee is to identify, screen and recommend to the Board qualified candidates to serve as directors, to develop and recommend to the Board a set of corporate governance principles applicable to us, and to oversee corporate governance and other organizational matters. The Nominating and Governance Committee’s responsibilities include, among other things:

•	reviewing qualified candidates to serve as directors;

•	aiding in attracting qualified candidates to serve on the Board;

•	considering, reviewing and investigating (including with respect to potential conflicts of interest of prospective candidates) and either accepting or rejecting candidates suggested by our stockholders, directors, officers, employees and others;

•	recommending to the full Board nominees for new and vacant positions on the Board and providing profiles of the qualifications of the candidates;

•	Monitoring our overall corporate governance and corporate compliance program;

•	reviewing and adopting policies governing the qualification and composition of the Board;

•	recommending remuneration for non-employee Board members;

•	reviewing and making recommendations to the Board regarding Board structure, including establishing criteria for committee membership, recommending processes for new Board member orientation, and reviewing and monitoring the performance of incumbent directors;

•	recommending to the Board action with respect to implementing resignation, retention and retirement policies of the Board;

•	reviewing the role and effectiveness of the Board, the respective Board committees and the directors in our corporate governance process; and

•	reviewing and making recommendations to the Board regarding the nature and duties of Board committees, including evaluating the committee charters, recommending appointments to committees, and recommending the appropriate chairperson for the Board.

Director Nomination Procedures

The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee; and nominated by the Board; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 20450 Stevens Creek Blvd., Suite 800, Cupertino, CA 95014 and must be received by the Corporate Secretary not less than 90 days or more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of Borland and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the Board, and independence from management and the company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a chief executive officer or chief financial officer of a public company. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration by the committee, the Chairman or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering. The Nominating and Governance Committee may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, Nominating and Governance Committee members may conduct a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary,” 20450 Stevens Creek Blvd., Suite 800, Cupertino, CA 95014.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Director Attendance at Annual Stockholder Meetings

We expect that each of our directors attend our Annual Stockholder Meetings, as provided in our Corporate Governance Guidelines. All of our directors were in attendance at the 2006 Annual Stockholder Meeting.

Corporate Governance Guidelines and Practices

We are committed to good corporate governance practices and as such we have adopted formal Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found at our website at www.borland.com by following the headings “Company/Investor Relations/Corporate Governance.” Below are some highlights of our corporate governance guidelines and practices:

•	Board Independence. We believe that the Board should be comprised of a substantial majority of independent directors and that no more than two management executives may serve on the Board at the same time. Currently, the Board has six directors, five of whom are independent directors under the Nasdaq listing standards and only one of whom is a member of management.

•	Board Committees. All of our Board committees consist entirely of independent directors.

•	Chairman, CEO and Lead Independent Director. The offices of Chairman and Chief Executive Officer are held by two different people, as the position of Chairman is held by an independent director. In the event the Chairman is not an independent director, the Board’s policy is to designate one of the independent directors to serve as the Lead Independent Director to preside at executive sessions of the independent directors.

•	Executive Session of Independent Directors. The Board’s current practice is to hold an executive session of its independent directors at least once a quarter. In 2006, the independent members of our Board met in executive session five times.

•	Independent Advisors. The Board and each committee has the power to hire independent legal, financial or other advisors at any time as they deem necessary and appropriate to fulfill their Board and committee responsibilities.

•	Directors Are Subject to our Code of Conduct. Board members must act at all times in accordance with the requirements of our Code of Conduct. This obligation includes adherence to our policies with respect to conflicts of interest, ethical conduct in business dealings and respect for and compliance with applicable law. Any requested waiver of the requirements of the Code of Conduct with respect to any individual director or executive officer must be reported to, and subject to, the approval of the Board, or the Audit Committee.

•	Limitation on Public Company Directorships. In March 2005, the Board unanimously approved an amendment to our Corporate Governance Guidelines to limit the number of public company directorships on which our directors may serve to four or less, including our Board.

•	Board Engagement. The Board has regularly scheduled presentations from our finance, products, sales and marketing departments. The Board’s annual agenda also includes, among other items, the long-term strategic plan for us as well as management succession planning.

•	Self-Evaluations. The Board has instituted a process whereby members of Board and Audit Committee complete a periodic self-evaluation and self-assessment. In February 2007, the Board and the Audit Committee performed their self-evaluations.

•	No Corporate Loans. Our stock plans and practices prohibit us from making corporate loans to employees for the exercise of stock options.

•	New Director Orientation. New directors are provided with orientation information designed to familiarize new directors with our businesses, strategies and challenges, and to assist new directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities.

Code of Conduct

The Board has adopted the Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on our website at www.borland.com under the headings “Company/Investor Relations/Corporate Governance.” Amendments to, and waivers from, the code of conduct will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. We have established a confidential email and hotline for employees to report violations of our Code of Conduct or other company policy and to report any ethical concerns.

STOCKHOLDER SOLICITATION

By letter dated February 28, 2007, C. Robert Coates furnished us with written notice that he was nominating himself and Jason Donahue for election to our Board of Directors at the 2007 Annual Meeting, and stated that he and Mr. Donahue intend to solicit proxies in support of their election as directors. Mr. Coates filed a preliminary proxy statement with the Securities and Exchange Commission on March 15, 2007. According to Mr. Coates’ proxy statement, he beneficially owns approximately 1.2% of Borland’s outstanding shares and Mr. Donahue does not beneficially own any Borland shares.

Mr. Coates previously was a member of Borland’s Board of Directors for a period of eight months, from June 1999 until early February 2000. In April 1999, Mr. Coates nominated himself as a director and indicated to Borland an intention to solicit proxies in support of his election to the Board. Shortly thereafter, Borland entered into an agreement with Mr. Coates and Management Insights, Inc., a privately-held corporation controlled by Mr. Coates (“Management Insights”), pursuant to which Borland nominated Mr. Coates to stand for election to the Board at our 1999 Annual Meeting and Mr. Coates and Management Insights agreed to certain “standstill” provisions continuing in effect through our 2000 Annual Meeting. In early February 2000, Mr. Coates resigned as a director.

In late December 2003, Mr. Coates submitted a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, requesting that our Board take the necessary steps to declassify the Board so that all directors are elected annually. The Board determined not to oppose the declassification proposal and made no voting recommendation to stockholders with respect to the proposal. Borland’s stockholders approved the proposal at the 2004 Annual Meeting, and the Board subsequently was declassified.

In January 2004, Mr. Coates, as he had done in 1999, furnished us with written notice nominating himself to stand for election to the Board at the 2004 Annual Meeting. In addition, in February 2004, Mr. Coates requested that our Board of Directors consider endorsing him as a Board nominee for election at the 2004 Annual Meeting. The Nominating Committee, in accordance with its regular procedures for the review and consideration of potential nominees, reviewed Mr. Coates’ qualifications, including written materials submitted by Mr. Coates, and two members of the Nominating Committee, including its Chairperson, interviewed Mr. Coates by telephone. Following such review of Mr. Coates’ qualifications, the Nominating Committee concluded, among other things, that Mr. Coates did not have sufficient relevant expertise in business, financial, software or governance matters or relevant experience in key areas that would be of benefit to Borland, a multinational enterprise software company. In addition, except for serving for a relatively brief period as a director of Borland during 1999 and 2000 as discussed above, Mr. Coates informed the Nominating Committee in 2004 that he had no experience serving as a director of a public company. The Nominating Committee also considered certain other factors, including the fact that Mr. Coates then owned approximately 2.9% of Borland’s outstanding shares, and did not believe that he should be recommended to serve as a director solely on the basis of his share ownership. In early March 2004, the Board, acting upon the recommendation of the Nominating Committee, determined not to nominate Mr. Coates to stand for election as a director at the 2004 Annual Meeting. Mr. Coates subsequently announced that he would not pursue his nomination for our Board in 2004 and did not solicit proxies in connection with the 2004 Annual Meeting. This year, Mr. Coates did not request that he and Mr. Donahue be considered as Board nominees by the Nominating and Governance Committee.

In July and early August 2005, Mr. Coates issued three press releases stating that he would submit to Borland’s Board and management a written plan prepared by him relating to the spin-off of several products into newly created, independent companies to focus on specific products and markets. We informed Mr. Coates in writing that we would give appropriate consideration to any plan he chose to submit, but he never presented any such plan to our Board of Directors or management.

In early September 2005, Mr. Coates’ counsel, on behalf of Mr. Coates, sent two letters to Borland’s Board of Directors stating that Mr. Coates was prepared to submit an offer of $150 million in cash for our Delphi and Deploy assets, or, alternatively, propose an unspecified “structured deal guaranteed to increase Borland’s revenues and profits” from our Delphi and Deploy assets “through licensing fees and cost sharing.” Mr. Coates’ proposal was subject to a due diligence condition and Borland’s agreement to afford Mr. Coates a 60-day exclusivity period. Mr. Coates made no reference at all to his ability to secure financing in support of his proposal or whether his proposal was subject to a financing condition. In September 2005, Borland’s Board of Directors advised Mr. Coates that the Delphi and Deploy assets were not for sale and that it was not interested in entering into discussions with Mr. Coates concerning those assets at that time.

In February 2006, we announced plans to seek a buyer for our Integrated Development Environment (“IDE”) business (now known as CodeGear). Mr. Coates was given an opportunity to participate in the process as a potential buyer for our IDE business. Mr. Coates declined to execute the confidentiality and standstill agreement that all other bidders executed and did not participate in the sale process for the IDE business.

In April 2006, Mr. Coates made a demand under Delaware law for a copy of our stockholders list and related materials, and we complied with his request. Mr. Coates did not solicit proxies in connection with our 2006 Annual Meeting.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
ELECTION OF THE BOARD’S SIX NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 1

THE BOARD OF DIRECTORS URGES YOU NOT TO RETURN ANY PROXY CARD YOU MAY
RECEIVE FROM C. ROBERT COATES OR JASON DONAHUE

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO OUR 1999 EMPLOYEE STOCK PURCHASE PLAN

PLAN OVERVIEW

Our 1999 Employee Stock Purchase Plan (“ESPP”) is intended to provide our employees with an opportunity to purchase shares of our common stock through payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. We believe that our ability to provide our employees with an opportunity to purchase our common stock through the ESPP is an important factor in attracting, retaining and motivating employees in a competitive marketplace.

PROPOSED AMENDMENT

To ensure that we will continue to have a sufficient number of shares available to provide employees with a stock purchase opportunity, our Board of Directors unanimously adopted an amendment to our ESPP on March 14, 2007, subject to approval by our stockholders, to increase the number of shares of our common stock authorized for issuance under our ESPP by 2,500,000 shares, from 4,000,000 shares to 6,500,000 shares. We are seeking stockholder approval of this amendment. Our last increase to the number of shares authorized under the ESPP was in 2005 for 900,000 shares.

As of March 31, 2007, there were 309,637 shares of our common stock available for issuance under our ESPP, not including the shares subject to this proposal. Offerings under our ESPP are currently suspended because we do not believe that this number would be sufficient to complete an offering period.

DESCRIPTION OF 1999 EMPLOYEE STOCK PURCHASE PLAN

The following summary of the material features of our ESPP (including the proposed amendment) does not purport to be complete and is qualified in its entirety by reference to the specific language of our ESPP. A copy of our ESPP is available to any of our stockholders upon written request to Borland Investor Relations at 20450 Stevens Creek Blvd, Suite 800, Cupertino, California 95014. The ESPP may also be viewed without charge on the Securities and Exchange Commission’s website at www.sec.gov.

General

Each participant in our ESPP is granted at the beginning of each offering period under the ESPP the right to purchase through accumulated payroll deductions up to a number of shares of our common stock (a “Purchase Right”) determined on the first day of the offering. A participant may contribute up to 10% (15% for offering periods commencing before March 14, 2007) of his or her cash compensation for the offering period, subject to certain limitations on the maximum number of shares purchasable per purchase date. The ESPP shares may be purchased by participants at a price not less than 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the fair market value on the purchase date. The Purchase Right is automatically exercised on each purchase date during the offering, unless the participant has either withdrawn from participation in our ESPP or terminated employee status prior to such purchase date.

Shares Authorized

Our stockholders have previously authorized the issuance of 4,000,000 shares of our common stock under our ESPP. If this proposal is approved by our stockholders, the maximum aggregate number of shares of our common stock that could be issued under our ESPP will be increased to 6,500,000 shares, of which approximately 3,690,363 shares have already been purchased and issued since the inception of the ESPP, including 686,188 shares which were purchased during the year ended December 31, 2006. Appropriate adjustments will be made to the shares issuable under our ESPP and to the shares subject to then outstanding Purchase Rights and the purchase price per share, in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure, or in the event of any merger, sale of assets or other reorganization of Borland. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the ESPP.

Plan Administration

Our ESPP is administered by the Compensation Committee of our Board. Subject to our ESPP’s provisions, the Compensation Committee determines the terms and conditions of Purchase Rights granted under our ESPP. The Compensation Committee or the Board interprets the ESPP and Purchase Rights granted under the ESPP, and all of its determinations are final and binding. With certain limitations, our ESPP provides for indemnification of any director, officer or employee against all liabilities, judgments and reasonable expenses, including attorneys’ fees, incurred in any legal action arising from that person’s actions in administering our ESPP.

Eligibility

Any of our employees or any employees of any of our present or future parent or subsidiary corporations designated by the Compensation Committee for inclusion in our ESPP is eligible to participate in an offering under our ESPP so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year, provided, however, that certain of our employees in foreign countries may not be eligible. However, no employee who owns or holds options to purchase, or who, as a result of participation in our ESPP, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiary corporations is eligible to participate in our ESPP. As of March 31, 2007, approximately           of our employees, including the four of our eight named executive officers currently employed by Borland, were eligible to participate in our plan.

Offerings

Our ESPP is implemented through scheduled share offerings, which we refer to as “Offering Periods.” The Board of Directors and the Compensation Committee have the discretionary authority under the ESPP to establish the schedule for and duration of Offering Periods, except that no Offering Period may have duration longer than 27 months. Prior to March 14, 2007, the ESPP was implemented through two series of offerings. A twelve-month “Annual Offering Period” generally began on or about December 1 of each year and a six-month “Half-Year Offering Period” generally began on or about June 1 of each year. Employees were not permitted to participate simultaneously in more than one offering. Generally, each Annual Offering Period is comprised of two six-month “Purchase Periods” ending on or about the last day of May and November of each year, while each Half-Year Offering Period is comprised of a single Purchase Period ending on or about the last day of November of each year. Under its discretionary authority, the Board of Directors has established a new Offering Period schedule effective for Offering Periods commencing after March 14, 2007. No further Annual Offering Periods will commence after that date. Instead, the ESPP will be implemented through a single series of consecutive Half-Year Offering Periods, each of six months duration, commencing on or about June 1 and December 1 of each year.

Participation and Purchase of Shares

Participation in an offering under our ESPP is limited to our eligible employees who authorize payroll deductions prior to the first day of an Offering Period. The first day of an Offering Period is known as the “Offering Date.” Payroll deductions may not exceed a specified maximum percentage of an employee’s cash compensation on each pay day during the Offering Period. This limit was 15% of cash compensation for offering periods commencing before March 14, 2007 and will be 10% of compensation for offering periods commencing after that date. An employee who becomes a participant in our ESPP will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from our ESPP, becomes ineligible to participate or terminates employment.

The maximum number of shares a participant may purchase in an Offering Period is 1,250 shares. As a further limitation, no participant may purchase shares of common stock under the ESPP or any other employee stock purchase plan of Borland (or any parent or subsidiary of Borland) at a rate in excess of $25,000 worth of common stock (measured by the fair market value of the common stock on the first day of the Offering Period) for each calendar year his or her Purchase Right is outstanding at any time. Purchase Rights are nontransferable and may only be exercised by the participant. If a participant withdraws from an offering, that participant may not again participate in the same offering.

On the last day of each Offering Period (the “Purchase Date”), we issue to each participant in the offering the number of shares of our common stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the maximum number of shares which the participant may purchase for that offering. The price at which shares are sold under our ESPP is established by the Compensation Committee, but in no event may be less than 85% of the lower of the fair market value per share of common stock on the Offering Date or on the Purchase Date. The fair market value of our common stock on any relevant date generally will be the closing price per share as reported on the NASDAQ Stock Market. The closing price of our common stock on the Nasdaq Global Market on March   , 2007, the most recent practicable date prior to the printing of this proxy statement, was $     .

Any payroll deductions under our ESPP not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next Offering Period.

Change in Control

In the event of a merger of Borland into another corporation or another “change in control” transaction as described in our ESPP, the surviving corporation or its parent may assume Borland’s rights and obligations under our ESPP. However, if such corporation does not assume the outstanding Purchase Rights, the purchase date of the then current purchase period will be accelerated to a date before the change in control specified by the Board. Any Purchase Rights not assumed or exercised prior to the change in control will generally terminate and any accumulated payroll deductions will be refunded to the participant without interest.

Termination or Amendment

Our ESPP will continue until terminated by our Board or until all of the shares reserved for issuance under our ESPP have been issued. In addition, if our accountants advise us that the accounting treatment of purchases under the Plan will change in a manner that the Board determines is detrimental to the best interests of Borland, then the Board may, in its discretion, take any or all of the following actions: (i) terminate each Offering hereunder that is then ongoing as of the next Purchase Date (after the purchase of stock on such Purchase Date) under such Offering; (ii) set a new Purchase Date for each ongoing Offering and terminate such Offerings after the purchase of stock on such Purchase Date; (iii) amend the Plan and each ongoing Offering so that such Offerings will no longer have an accounting treatment that is detrimental to Borland’s best interests; (iv) terminate each ongoing Offering and refund any money contributed back to the participants.

Our Board may at any time amend or terminate our ESPP, except that the approval of our stockholders is required within twelve months of the adoption of any amendment (1) increasing the number of shares authorized for issuance under our ESPP, or (2) changing the definition of the corporations which our Board may designate as corporations whose employees may participate in our ESPP.

PLAN BENEFITS

Benefits obtained by our employees under our ESPP will depend on our employees’ individual elections to participate and the fair market value of our common stock at various future dates. Accordingly, it is not possible to determine the benefits that will be received by our executive officers and our other employees under the ESPP in 2007. As of March 31, 2007, no shares had been issued under the ESPP on the basis of the share increase subject to this proposal.

Purchases under the Plan

The table below shows, as to each of our named executive officers and the other individuals and groups indicated, the number of shares of common stock purchased under the ESPP from the inception of the plan through the most recent November 30, 2006 Purchase Date.

Weighted
	Number of	Average
	Purchased	Purchase
Name	Shares	Price

Tod Nielsen	—	—
President and Chief Executive Officer
Erik E. Prusch(1)	n/a	n/a
Senior Vice President and Chief Financial Officer
Peter J. Morowski(1)	n/a	n/a
Senior Vice President of Research and Development
Gregory J. Wrenn(1)	n/a	n/a
Senior Vice President, General Counsel and Corporate Secretary
Former Executive Officers
Matthew A. Thompson	8,750	$5.58
Senior Vice President, Worldwide Field Operations
Michael Sullivan	—	—
Principal Accounting Officer
Timothy J. Stevens	—	—
Senior Vice President, General Counsel and Corporate Secretary
Ken Hahn	4,099	6.82
Former Chief Financial Officer
All current executive officers as a group (4 persons)	—	—
All employees, including current officers who are not executive officers, as a group (1,209 persons) (2)	3,690,363	6.07

(1)	Commenced employment after the start of the 2006 offering period; these officers were not eligible to participate in 2006.

(2)	Includes employees who may no longer be employed by us but who have participated in the ESPP.

FEDERAL INCOME TAX INFORMATION

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Borland, upon either the grant or the exercise of the Purchase Rights. Taxable income will not be recognized by the participant until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start of the offering period in which such shares are acquired or within one year after the purchase date, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Borland will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares are acquired and more than one year after the purchase date, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) the difference between the fair market value of the shares on the first day of that offering period and the purchase price determined as if the purchase right was exercised on such date. Any additional gain upon the disposition will be taxed as a long-term capital gain. Borland will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) of the difference between the fair market value of the shares on the first day of the Offering Period in which those shares were acquired and the purchase price determined as if the purchase right was exercised on such date will constitute ordinary income in the year of death.

STOCKHOLDER APPROVAL

The affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the ESPP. Should such stockholder approval not be obtained, then the maximum number of shares of common stock that may be issued over the term of the ESPP will remain at the level of 4,000,000 shares, and the 2,500,000-share increase will not be implemented. However, the ESPP will continue to remain in effect, and stock purchases may continue to be made pursuant to the provisions of the ESPP until the available reserve of common stock under the ESPP is issued.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL
OF THE AMENDMENT TO THE 1999 EMPLOYEE STOCK PURCHASE PLAN

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding our equity compensation plans as of December 31, 2006:

	(a)		(b)	(c)
Number of
Securities
Remaining Available
for Future
	Number of			Issuance under
	Securities to be			Equity Compensation
	Issued Upon		Weighted Average	Plans (Excluding
	Exercise of		Exercise Price of	Securities
	Outstanding Options		Outstanding	Reflected in Column
Plan Category	and Rights		Options and Rights	(a)

Equity compensation plans approved by security holders	10,931,666		$7.79	5,289,978	(2)
Equity compensation plans not approved by security holders(1)	3,818,483	(3)	$6.58	768,519	(4)

Total(5)	14,750,149		$7.48	6,058,497

(1)	The information presented in this table does not include options we assumed in connection with acquisitions of other companies. As of December 31, 2006, 90,379 shares of our common stock were issuable upon the exercise of those assumed options, at a weighted average exercise price of $99.11 per share. In connection with these acquisitions, we assumed all stock options outstanding as of the close of the acquisition for the following companies: TogetherSoft Corporation, Starbase Corporation, and Visigenic Software, Inc. No equity awards have been issued by us under these plans after such acquisition. In general, these plans have terminated at the time of the acquisition; however, with respect to the TogetherSoft acquisition, the TogetherSoft Corporation 2000 Stock Plan and the TogetherSoft Corporation 2001 Non-U.S. Stock Plan were originally assumed and then terminated by our Board of Directors effective April 23, 2003 without any equity awards having been granted under such TogetherSoft plans.

(2)	Consists of 3,070,782 shares that remain available for future grant under our 2002 Stock Incentive Plan; 1,909,559 shares that remain available for future grant under our 1997 Stock Option Plan; and 309,637 shares that remain available for issuance under our 1999 Employee Stock Purchase Plan. Our 1997 Stock Option Plan

expires in June 2007 and no new grants will be made under this plan; however, all outstanding options under the 1997 Stock Plan will continue until they are exercised, terminated or until they expire according to their terms.

(3)	Consists of 14,058 options outstanding under our 1998 Nonstatutory Stock Option Plan; 3,804,425 options outstanding under our 2003 Supplemental Stock Option Plan.

(4)	Consists of 62,944 shares that remain available for future grants under our 1998 Nonstatutory Stock Option Plan and 705,575 shares that remain available under our 2003 Supplemental Stock Option Plan.

(5)	The total number of shares of common stock issuable upon exercise of outstanding options under all plans (including options assumed in acquisitions) is 14,840,528 shares, at a weighted average exercise price of $8.04 per share. The total number of shares of common stock outstanding as of December 31, 2006 was 78,704,764.

Non-Stockholder Approved Plans

The following summary of the material features of our 1998 Nonstatutory Stock Option Plan and the 2003 Supplemental Stock Option Plan do not purport to be complete and are qualified in their entirety by reference to the specific language of such plans, which may be found by referring to the exhibit list in our Annual Report on Form 10-K for the year ended December 31, 2006. In addition, any stockholder who wishes to obtain a copy of the actual plan documents may receive them upon written request to Borland Investor Relations, 20450 Stevens Creek Blvd, Suite 800, Cupertino, California, 95014.

1998 Nonstatutory Stock Option Plan

As of December 31, 2006, there were 14,058 shares subject to outstanding awards under the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”) and 62,944 shares available for future option grants out of a total of 200,000 shares of common stock reserved for issuance under the 1998 Plan. The 1998 Plan provides for the grant to employees (excluding executive officers) and consultants of nonstatutory stock options with exercise prices not less than 85% of the fair market value of our common stock on the date of the grant and a maximum term of ten years. The Board of Directors has the power under the 1998 Plan to determine who receives an option grant, and the terms of such option, including the number of shares subject to such option, the exercise price, and the term and the vesting schedule. Options granted under the 1998 Plan generally have a term of ten years and vest over a period of four years following the date of grant. Our Board of Directors administers the plan and may delegate administration to a committee composed of members of the Board of Directors. Our Board of Directors, in its sole discretion, may provide in any option agreement that, in the event of a change in control, the exercisability and vesting of the outstanding option shall accelerate upon such circumstances and to such extent as specified in the option agreement. Any options which are neither assumed or substituted for by the acquiring entity in connection with a change in control nor exercised as of the date of the change in control will terminate and cease to be outstanding effective as of the date of the change in control. In the event of a change in control where we are the surviving or continuing corporation then the outstanding options under the 1998 Plan shall not terminate unless our Board of Directors otherwise provides in its sole discretion.

2003 Supplemental Stock Option Plan

In January 2003, our Board approved the adoption of the 2003 Supplemental Stock Option Plan (the “2003 Plan”). The principal purpose of the 2003 Plan was to provide for inducement grants to encourage employees to join us, including in connection with a merger or acquisition.

On November 7, 2005, our Board approved the adoption of certain amendments to the 2003 Plan. The principal purpose of the amendments was to allow for the issuance of stock options to Mr. Nielsen, Borland’s newly appointed President and Chief Executive Officer, in connection with his commencement of employment with Borland. The amendments (i) increased the number of shares available for grant by 1,750,000 shares, and (ii) allowed for the issuance of restricted stock and share right awards under the 2003 Plan. On February 7, 2006, our Board approved the adoption of certain amendments to the 2003 Plan. The amendments to the 2003 Plan (i) increase the number of shares available for grant by 560,000 shares and (ii) permit the Compensation Committee of the Board to have the power to amend or modify the 2003 Plan and any awards granted thereunder. On March 14, 2006, the Compensation

Committee of the Board approved an amendment to increase the number of shares available for grant under the 2003 Plan by 1,100,000 shares.

As of December 31, 2006, we had reserved 4,910,000 shares of common stock for issuance under the 2003 Plan, and there were 3,804,425 shares subject to outstanding awards under the 2003 Plan and 705,575 shares available for future option grants. The 2003 Plan provides for the grant to: (i) employees, who have not previously been an employee or director of the corporation; and (ii) where the stock option grant is an inducement material to that person entering into employment with the corporation. Under these requirements, persons who become employees as a result of a merger or acquisition will be eligible for the grant of stock options under the 2003 Plan. The grants consist of nonstatutory stock options with exercise prices not less than 100% of the fair market value of our common stock on the date of the grant and may have a maximum term of no more than ten years. The Compensation Committee of the Board of Directors or a majority of the independent directors on the Board of Directors has the power under the 2003 Plan to determine who receives an option grant, and the terms of such option including the number of shares subject to such option, the exercise price, the term and the vesting schedule. Options granted under the 2003 Plan generally vest over a period of four years following the date of grant and options granted under the 2003 Plan to named executive officers provide for acceleration provisions as described under “Potential Payments Upon Termination or Change in Control.” The plan administrator has the discretionary authority to structure one or more future option grants under the 2003 Plan so that each of those particular options will automatically accelerate in whole or in part, upon a change in control or in other circumstances.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2007, and has directed that management submit the selection of PwC as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PwC, or a predecessor firm, has audited our consolidated financial statements since the fiscal period ended March 31, 1987. A representative of PwC is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Stockholder ratification of the selection of PwC, as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” RATIFICATION OF THE SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to PricewaterhouseCoopers LLP

For the fiscal years ended December 31, 2006 and December 31, 2005, the total fees we incurred for services by our independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

[Note: 2006 information to be provided in definitive proxy statement]

	2006	2005

Audit Fees(1)	$	$3,439,017
Audit-Related Fees(2)		69,800
Tax Fees(3)		435,166
All Other Fees		—
Total	$	$3,943,983

(1)	Fees for professional services rendered in connection with the audit of our annual financial statements in our Form 10-K, including income tax provision procedures, the reviews of the financial statements included in our Forms 10-Q, overseas statutory audits, consents to Securities and Exchange Commission (the “SEC”) filings, assistance with review of documents filed with the SEC, and attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Fees for professional services rendered in connection with audit-related services relating to during 2006 and professional services rendered in connection with audit-related services relating to our Oracle implementation (2) in Europe during 2005.

(3)	Fees for professional services rendered in connection with tax services including tax compliance, tax advice and tax planning, as follows:

a. Tax Compliance/Preparation Fees:  $      and $254,261 for 2006 and 2005, respectively, representing fees in connection with tax compliance preparation services including assistance in the preparation of our U.S. federal, state and local tax returns as well as international subsidiaries returns, tax audits and appeals, and tax services for employee benefit plans; and

b. Tax Consulting Fees:  $      and $180,905 for 2006 and 2005, respectively, representing fees in connection with tax consulting services including tax advice related to mergers and acquisitions, restructuring of foreign operations, global equity compensation matters and transfer pricing.

The Audit Committee determined that the rendering of non-audit services by PwC was compatible with maintaining PwC’s independence.

In connection with the audit of the 2005 and 2006 financial statements, we entered into engagement agreements with PwC which set forth the terms by which PwC would perform audit services for us. The agreements provide that each party shall not demand a trial by jury in the event of any action or proceeding arising out of or relating to services under the agreement. The agreements also provide that we may not agree to assign or transfer any claim against PwC arising out the audit engagement.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by PwC to ensure that the work does not compromise their independence in performing their audit services. The Audit Committee generally also reviews and pre-approves all audit, audit related, tax and all other fees, as applicable. In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget and SEC rules. In other cases, the chairman of the Audit Committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at its next meeting.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors of Borland Software Corporation, describing the Audit Committee’s responsibilities and practices, specifically with respect to matters involving Borland’s accounting, auditing, financial reporting and internal control functions. Among other things, the Audit Committee reviews and discusses with management and with Borland’s independent registered public accounting firm the results of Borland’s year-end audit, including the audit report and audited financial statements. We, the members of the Audit Committee of the Board, are presenting this report for the fiscal year ended December 31, 2006.

The Audit Committee acts pursuant to a written charter that was originally adopted by the Board in June 2000 and was most recently amended and restated in June 2003. The Nominating and Governance Committee and the Board consider membership of the Audit Committee annually. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee held 25 meetings during 2006.

All members of the Audit Committee are independent directors, qualified to serve on the Audit Committee pursuant to Nasdaq listing standards. In accordance with its charter, the Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of Borland and its subsidiaries. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The Audit Committee provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee relies, without independent verification, on the information provided by Borland and on the representations made by management that the financial statements have been prepared with integrity and objectivity, on the representations of management, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States, or GAAP.

In connection with its review of Borland’s audited financial statements for the fiscal year ended December 31, 2006, the Audit Committee reviewed and discussed the audited financial statements with management and discussed with PricewaterhouseCoopers LLP, Borland’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence from Borland. The Audit Committee has also considered whether the provision of certain permitted non-audit services by PricewaterhouseCoopers LLP is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Borland’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, for filing with the SEC.

During 2006, the Audit Committee met with management and Borland’s independent registered public accountants and received the results of audit examination, evaluations of Borland’s internal controls and the overall quality of Borland’s financial organization and financial reporting. The Audit Committee also meets at least once each quarter with Borland’s independent registered public accountants and management to review Borland’s interim financial results before the publication of Borland’s quarterly earnings press releases. The Audit Committee believes that a candid, substantive and focused dialogue with the independent registered public accountants is fundamental to the committee’s responsibilities. To support this belief, the Audit Committee meets separately with the independent registered public accountants without the members of management present on at least a quarterly basis.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Borland regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Borland employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. We have established a confidential email and hotline for employees to report violations of Borland’s Code of Conduct or other company policies and to report any ethical concerns.

The information contained in this report shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Borland specifically incorporates it by reference into such filing.

Audit Committee:*

Mark Garrett (Chairman)
T. Michael Nevens
William K. Hooper

*	Mr. Hooper was appointed to the Audit Committee in August 2006, at which time he succeeded Mr. Olsen. Mr. Robel resigned from the Audit Committee and the Board in January 2007.

EXECUTIVE OFFICERS

Our executive officers are appointed by our Board and serve at their discretion. Set forth below is information regarding our current executive officers:

Name	Position	Age

Tod Nielsen	President and Chief Executive Officer	42
Erik E. Prusch	Senior Vice President and Chief Financial Officer	40
Gregory J. Wrenn	Senior Vice President, General Counsel and Corporate Secretary	45
David W. Packer	Senior Vice President, Worldwide Field Operations	42
Peter J. Morowski	Senior Vice President, Research and Development	48

Biographical information regarding our executive officers can be found in our Annual Report on Form 10-K for the year ended December 31, 2006.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion & Analysis

Compensation Philosophy

We believe that the compensation of the executive officers should be linked to Borland’s financial performance goals and individual performance. We seek to reward executives for measurable results in meeting and exceeding goals and to reinforce a sense of ownership, urgency and overall entrepreneurial spirit. Consistent with this philosophy, our compensation programs include a combination of salary, at-risk pay-for-performance cash incentives and stock options and other equity based compensation programs. These programs are designed to motivate executives, managers and employees to develop and carry out effective strategies and operating plans.

We are in the process of refocusing our business on the application lifecycle management, or ALM, market and taking actions to restructure our operations. While we have made significant progress, we are still in a transition period. Consequently, we have had to address the difficulty of attracting and retaining exceptional talent to effectively implement our strategic plan. The software industry is very competitive and superior talent is highly valued. While the ultimate competition is to offer better and more innovative products and services at more attractive prices, our ability to do so rests on our ability to hire the right talent. We believe it is critical to our long-

term success to establish compensation programs that attract and retain those with the skills and experience necessary to enable us to realize our strategic objectives.

Targeted Overall Compensation

To assist us in analyzing our compensation strategy in 2006, we engaged Radford Aon Consulting, Inc., or Radford. Radford is a compensation consulting firm with software industry and Silicon Valley market expertise. Radford conducted a study for us that compared the compensation of our senior management to the compensation of senior management at enterprise software companies headquartered on the West Coast of the United States. The comparable enterprise software companies were divided into two groups: (i) companies with revenues between $100 million and $500 million, which were considered our “current stage peers” because our revenues fall in this range and (ii) companies with revenues between $700 million and $1.4 billion, which were considered our “next stage peers.”

We target base salary in the 50th percentile, total compensation in the 60th to 75th percentile of our current stage peer companies and equity-based compensation at or slightly higher than the 75th percentile of our current stage peer companies. We offer compensation packages which are reasonably higher than the average packages offered at comparable companies to enable us to be competitive in hiring executives. We have had significant changes in our management personnel over the last two years. We believe we currently have the right senior management team in place to be able to effectively run our business and achieve our goals. We believe we could not have put this team in place without offering competitive compensation as compared to our current stage peers. We also believe this is essential to our ability to retain these executives. As our business and refocusing efforts stabilize, we will continue to assess our total compensation strategy.

In this Compensation Discussion & Analysis, we discuss the compensation of our “named executive officers,” who are the executive officers named in the Summary Compensation Table provided in this proxy statement. In addition, to provide a more complete picture of the compensation of our current executive officers, additional information pertaining to David Packer has been provided. Mr. Packer was appointed as our Senior Vice President of Worldwide Field Operations in January 2007 upon Matthew Thompson’s resignation.

Elements of Compensation

The main elements of our compensation packages for executives are base salary, incentive compensation, equity compensation and severance benefits. We also provide executives with benefits generally available to our employees, such as healthcare and disability insurance and reasonable perquisites as necessary. The significant compensation elements are described below.

Base Salary

The base salaries of our executive officers are individually negotiated at the time each officer joins Borland or assumes an executive officer position. Initial base salaries and any changes to base salaries for executive officers are determined by our Compensation Committee. Management participates in this process by making recommendations to our Compensation Committee. We take into consideration individual performance, scope of responsibility, prior experience, breadth of knowledge and other factors specific to the individual. The weight given to each of these factors varies by individual as our Compensation Committee deems appropriate.

The base salary amounts earned by our named executive officers for services performed in 2006 are provided in the Summary Compensation Table contained in this proxy statement. However, the amounts in the Summary Compensation Table are not annualized and a number of the named executive officers were not employed by us for all of 2006. For purposes of providing clarity on the annualized base salaries of our executives, we have provided this information below. The table also provides the hire dates of current officers and resignation dates of former officers.

Name and Principal Position — Current Officers	Annual Base Salary	Hire Date

Tod Nielsen	$600,000	November 9, 2005
President & Chief Executive Officer
Erik E. Prusch	$425,000	November 23, 2006
Chief Financial Officer
Peter J. Morowski	$320,000	August 14, 2006
Senior Vice President of Research & Development
Gregory J. Wrenn	$280,000	October 16, 2006
Senior Vice President, General Counsel and Corporate Secretary
David W. Packer	$300,000	January 2, 2007
Senior Vice President of Worldwide Field Operations

Name and Principal Position — Former Officers	Annual Base Salary	Resignation Date

Matthew Thompson	$300,000	January 2, 2007
Senior Vice President of Worldwide Field Operations
Michael Sullivan(1)	$200,000	September 18, 2006
Former Principal Accounting Officer
Timothy J. Stevens	$260,000	June 16, 2006
Senior Vice President General Counsel and Corporate Secretary
Kenneth R. Hahn	$350,000	July 5, 2006
Senior Vice President and Chief Financial Officer

(1)	Mr. Sullivan joined Borland in connection with our acquisition of Segue Software, Inc. in April 2006 and was appointed to serve as our Principal Accounting Officer on July 5, 2006 when Mr. Hahn resigned as our Chief Financial Officer. When Mr. Sullivan resigned in September 18, 2006, Mr. Nielsen served the functions of our Principal Accounting Officer until Mr. Prusch joined on November 23, 2006. We did not provide Mr. Nielsen with additional compensation for serving the Principal Accounting Officer function.

For 2007, our Compensation Committee has not changed base salary amounts for our current executive officers. Their base salaries are competitive as compared to our current stage peer companies, which we believe is necessary as a retention tool.

Incentive Compensation Plans

Our incentive compensation plans were designed with a goal of placing a portion of employees’ pay at risk based upon positive individual and company performance. In 2006, our Compensation Committee approved an incentive compensation plan applicable to executive officers (the “Executive ICP”). The target bonus for each executive was established at the beginning of 2006. Under the Executive ICP, executive officers had a substantial portion of their total cash compensation at risk. Named executive officers who were either hired in or after the third quarter of 2006 or left before the year was over were not eligible under the Executive ICP. Messrs. Prusch and Wrenn, who were hired late in 2006, were paid signing bonuses as discussed under “Perquisites and Other Benefits” below.

Under the Executive ICP, participants were eligible to receive a bonus if revenue from sales of our ALM products and services was at least 95% of the revenue target established by the Compensation Committee. If the ALM revenue target was met, executives would be eligible for the following, with the actual amounts subject to determination by the Compensation Committee:

(i) each executive would be entitled to up to 60% of the executive’s total target bonus;

(ii) each executive could receive the remaining 40% of the executive’s total target bonus if we also achieved quarterly non-GAAP earnings per share, or EPS, target established by the Compensation Committee, with 10% of the 40% portion of the bonus attributable to the achievement of each quarterly target in the 2006 fiscal year; and

(iii) in the event that we exceeded the ALM revenue target, each executive could receive an additional 50% of their target bonus.

In 2006, the Company exceeded the ALM revenue target and met or exceeded the EPS targets for three of the four quarters in 2006. The Company did not meet the EPS target in the fourth quarter of 2006. Consequently, the eligible executives each earned a bonus equal to their total possible bonus amount, less 10% due to the Company missing the EPS target in the last quarter. The table below provides the target bonuses, the total possible bonuses (since each participant can earn more than their target based on our over-achievement of goals) and the amount actually earned in 2006 for each participant:

			Total Possible Bonus
	Target Bonus		(Based on Over-Achievement)
Name	(as a % of Base Salary)	(in $)	(as a % of Base Salary)	(in $)	2006 Total Earned

Tod Nielson	100%	$600,000	150%	$900,000	$810,000
Erik E. Prusch	n/a	n/a	n/a	n/a	n/a
Peter Morowski	50%	$160,000	100%	$240,000	$216,000
Gregory J. Wrenn	n/a	n/a	n/a	n/a	n/a

Messrs. Prusch and Wrenn did not participate in the Executive ICP.

Non-executive employees are also eligible to participate in an Incentive Compensation Plan (“ICP”). In 2006, we had two ICPs, One was for non-executive vice presidents and the other was for all other employees (who were neither vice presidents nor executives). Employees who were eligible for bonuses under a different plan, such as a sales plan, were not eligible. Both of these ICPs allow eligible participants to earn a bonus equal to a percentage of his or her base salary. The percentage varies by position and responsibility level of the employee. Under these ICPs, a percentage of the employee’s target bonus may be earned based on the employee’s achievement of performance goal established by the employee and his or her manager. The percentage of the employee’s target bonus that is based on individual goals is 50% for vice presidents and 50% for all other employees. The other 50% for vice presidents and 40% for all other employees of their respective target bonuses are based upon our achievement of the same ALM revenue target as provided under the Executive ICP. In addition, under the ICP for vice presidents, they have the ability to earn an additional 50% of their target bonus based on our overachievement of the ALM revenue target. We felt that this structure tailored incentives to our different levels of employees. For employees who are neither executive officers nor vice presidents, we allowed them to have more of their bonus be contingent on their personal goals, for which they could be directly responsible. To encourage the general employee base to contribute to our overall performance, all participants had a portion of their bonus dependent upon an ALM revenue target. We felt the executive officers had the greatest responsibility for our performance, and in particular our ALM performance, because it is essential to our strategic plan, and this was the reason that their entire bonuses under the Executive ICP were determined by company goals.

For 2007, our Compensation Committee approved an Incentive Compensation Plan (the “2007 ICP”) which applies to all our employees, other than employees who are entitled to bonuses under another plan, such as our sales employees and employees of our CodeGear division. We feel that one plan for the bulk of our employees, including executive officers and vice presidents, will encourage teamwork by focusing on overall company performance and the achievement of individual goals. Under the 2007 ICP, we must meet quarterly operating income targets established by the Compensation Committee and individuals meet individual goals which are set by the individuals and their managers. Both thresholds must be met before a bonus would be paid for any individual, which means that no bonus would be paid to an employee if we do not perform well as a company, even if the individual performed his or her goals, and no bonus would be paid to an employee who did not perform his or her goals well, even if we performed well as a company.

The 2007 ICP also encourages over-achievement. There are quarterly over-achievement objectives based on operating income performance and for each objective we reach, employees would receive a 5% increase in the target bonus payable for the applicable quarter. Each quarter is measured independent of other quarters. Similar to the 2006 ICPs, target bonuses are established as a percentage of the employee’s salary, which varies by the employee’s position and responsibilities.

As mentioned above, named executive officers participate in the 2007 ICP along with other employees. Individual goals will be established by each named executive officer and the Compensation Committee.

The target bonus percentages for the named executive officers and Mr. Packer in 2007 are set forth below.

	Target Bonus
Name	(as a % of Base Salary)	(in $)

Tod Nielson	100%	$600,000
Erik E. Prusch	50%	$212,500
Peter Morowski	50%	$160,000
Gregory J. Wrenn	50%	$140,000
David W. Packer	100%	$300,000

Equity Compensation

Stock Options

Our equity compensation plans are meant to encourage employees to increase the value of our enterprise. Employees will realize value under a stock option if the price of the underlying stock increases over the term of the option. We also view our equity compensation plans as retention tools because they link compensation to stock performance over a period of time. Stock options usually vest over four years, with 25% of the shares vesting on the first anniversary of the employee’s hire date, or the date of grant in the case of a grant to a current employee, and the remaining 75% of the shares vesting in equal monthly increments over the following three years. Vesting is contingent upon the employee’s continued service to us over the term of the option.

Each option grant expires ten years from the date of grant and has an exercise price equal to or greater than 100% of fair market value of our common stock on the date of grant, as determined by the closing price on the Nasdaq Stock Market on such date. In October 2006, our Compensation Committee adopted the practice that the grant date for options to employees would be the last date of the month in which the employee was hired or in which the Compensation Committee approved the grant.

We have made equity compensation a significant element in our compensation plans for executives. We believe that as we continue to grow and work toward improving profitability and achieving our strategic goals this will give us an advantage in attracting and retaining talent. Based on the study performed for us by Radford, we offer our named executive officers equity compensation that is equal to or slightly higher than the 75th percentile of our current stage peer companies. Equity grants made to executive officers, other than Mr. Nielsen, vest over the standard four year vesting schedule described above. In addition, the terms of stock options granted to named executive officers and Mr. Packer provide that all unvested shares automatically vest in the event of an involuntary or constructive termination of employment within the period beginning two months before and ending 12 months following the consummation of a change in control of Borland.

Restricted Stock

For named executive officers, we granted restricted stock as an additional incentive. Restricted stock grants to executives, other than Mr. Nielsen, vest over two years, subject to the executive’s continued employment, with 50% of the shares vesting on the first anniversary of the executive’s employment start date and the remaining shares vesting over the following year in four equal quarterly increments. If the executive is terminated without cause following a change in control of the Company, 100% of the unvested shares subject to the executive’s restricted stock award would automatically vest.

Equity Compensation Terms for Tod Nielsen

When we hired Mr. Nielsen in November 2005, we agreed to provide him with special equity compensation terms as an additional incentive to lead us through this important transition period. Mr. Nielsen was granted an initial stock option award for 1,500,000 shares, which vests over the standard four year vesting schedule applicable to other employees described above and he would be entitled to the acceleration provisions applicable to the other named executive officers described above.

Mr. Nielsen was also granted 250,000 shares of restricted stock pursuant to his employment agreement. The terms of the restricted stock grant provide that the shares vest over four years from the date of grant. However, the restricted shares are subject to acceleration as follows: (i) 125,000 of the shares shall vest early upon achievement of corporate performance targets established by the Compensation Committee for the 2006 fiscal year and (ii) 125,000 of the shares shall vest early upon achievement of corporate performance targets established by the Compensation Committee for the 2007 fiscal year. The corporate performance targets established by the Compensation Committee for Mr. Nielsen’s restricted stock award for 2006 required that we recognize revenue for the 2006 fiscal year from sales of our ALM products and services in an amount established by the Compensation Committee, then 60% of the restricted stock applicable to 2006, or 75,000 shares, would vest. An additional 40% of the restricted stock applicable to 2006, or 50,000 shares, would vest based on our achieving quarterly Non-GAAP earnings per share targets as established by the Compensation Committee, provided we met the ALM revenue target. In March 2007, the Compensation Committee determined that the 2006 targets were met and Mr. Nielsen became vested in 125,000 shares. The Compensation Committee has established targets for the 2007 fiscal year. Mr. Nielsen will be entitled to accelerated vesting of the second half of the 125,000 shares subject to his restricted stock grant if we meet the quarterly operating income targets we are required to meet under the 2007 ICP. The determination of this acceleration will not be deemed earned until the audit of our fiscal 2007 financial statements is complete and our Compensation Committee approves and confirms such acceleration.

Employee Stock Purchase Plan

We have offered and intend to continue to offer participation in our Employee Stock Purchase Plan (the “ESPP”) to all executives and employees. We will be unable to continue this plan unless the stockholders approve the proposal described in this proxy statement under “Proposal 2 — Amendment of Employee Stock Purchase Plan,” to increase the number of shares of common stock available under the plan. The ESPP allows employees to buy our common stock at a discount to the market price with up to 10% of their salary (subject to certain limits), with the objective of allowing employees to profit when the value of our stock increases over time.

Severance Benefits

To be competitive in the market for talented executives, we have agreed to provide reasonable severance benefits. We generally provide our senior executive officers with severance benefits in the event of an involuntary termination of the executive’s employment without cause, a voluntary termination of employment as a result of construction termination or for the failure of any company or person who may acquire us to assume these obligations. Our severance benefits for the current named executive officers are described below under “Potential Payments Upon Termination or Change in Control.” We also provided severance benefits to our former named executive officers, which are described in the “Summary Compensation Table” section.

Perquisites and Other Benefits

We have considered it appropriate in certain circumstances to provide benefits beyond the core elements of compensation for executive officers in some circumstances. We believe that reasonable perquisites should be provided as necessary to attract and retain the talent we need to enable us to achieve our strategic objectives.

In order to attract Messrs. Nielsen and Prusch, we agreed to provide them with relocation benefits. When Mr. Nielsen was hired in November 2005, we agreed to pay a $1 million signing bonus to him if he moved from Washington to the San Francisco Bay Area by June 1, 2006. This relocation bonus was paid to Mr. Nielsen in 2006. We also reimbursed Mr. Nielsen for reasonable moving expenses, certain transaction costs related to the sale of his prior residence and the purchase of his new residence in the San Francisco Bay Area, reasonable temporary housing costs, reasonable costs for the temporary use of a vehicle, and reasonable travel expenses for visits with his immediate family for the period of time until he was able to relocate to California.

We agreed to provide Mr. Prusch with benefits relating to his relocation from San Diego, California, including reimbursement of reasonable moving expenses, certain transaction costs relating to the sale of his current residence and the purchase of his new residence in the San Francisco Bay Area and reasonable travel expenses for visits with his immediate family until he is able to relocate to the Bay Area. We also paid Mr. Prusch a one-time settling in allowance in the amount of $25,000 and a monthly housing allowance in the amount of $7,200 per month for the first year of employment, $5,400 per month for the second year of employment, $3,600 per month for the third year of employment and $1,800 per month for the fourth year of employment.

In addition, we agreed to pay Messrs. Prusch and Wrenn signing bonuses of $75,000 and $35,000, respectively, because they were hired too late in 2006 to be eligible for a bonus under the Executive ICP. If they would have remained in their previous positions through 2006, it was likely that they would have earned bonuses from their previous employers.

As noted in the Summary Compensation Table below, Mr. Nielsen has access to a private golf club membership paid for by Borland. However, we do not believe this is a necessary perquisite and are in the process of selling the membership.

401(k) Retirement Plan

Borland has a tax-qualified 401(k) Retirement Plan (the “Retirement Plan”) which is available to eligible employees in the United States. The Retirement Plan is a defined contribution plan designed to accumulate retirement funds for employees, including executive officers, and to allow us to make contributions to those funds. Each participant may elect to contribute up to the statutory maximum dollar amount in the Retirement Plan, which was $15,000 in 2006. We also make a matching contribution, which in 2006 was a fixed amount equal to 50% of an employee’s salary deferrals up to 6% of an employee’s compensation. Contributions made by us under the Retirement Plan are immediately vested. Employees are eligible to direct the investments of certain portions of their interest under the Retirement Plan. Employees are not able to invest in Borland stock under the Retirement Plan.

Tax and Accounting Considerations

Deductability of Executive Compensation

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible under Section 162(m). Section 162(m) of the Code disallows a tax deduction to publicly-held companies for compensation paid to certain named executive officers, to the extent that compensation exceeds $1 million per officer in any year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We, the Compensation Committee of the Board of Directors of Borland Software Corporation, have reviewed and discussed the Compensation Discussion & Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement and in Borland Software Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee:

T. Michael Nevens (Chairman)
William K. Hooper
John F. Olsen

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below shows compensation information for the fiscal year ended December 31, 2006 for

(i) our Chief Executive Officer and former Chief Executive Officer who served in 2006;

(ii) our Chief Financial Officer and two individuals who served as our principal financial officer in 2006;

(iii) our three other most highly compensated executive officers serving as such on December 31, 2006; and

(iv) two former executive officers who would have been listed, but for the fact that they were no longer serving as executive officers on December 31, 2006.

As used in this proxy statement, the term “named executive officers” means all persons identified in the Summary Compensation Table.

The compensation included in the Summary Compensation Table consists of the compensation earned by the named executive officers while they were employed by us in 2006 and is not annualized for those people who were not employed for the entire year. A summary of annual salary rates, hire dates and resignation dates is provided in the “Compensation Discussion & Analysis” section above.

Amounts reported under the “Non-Equity Incentive Plan Compensation” column below consist of bonuses earned in 2006 under our Executive ICP. The Executive ICP is described above in the Compensation Discussion & Analysis section. Messrs. Prusch and Wrenn were hired too late in 2006 to be eligible under the Executive ICP. However, we paid them the sign on bonuses reflected in the “Bonus” column below because they would not otherwise earn a bonus under the Executive ICP and they expected to receive bonuses from their former employers had they stayed employed with them.

We provided severance benefits upon the departure of Matthew Thompson, Michael Sullivan and Timothy J. Stevens. Mr. Thompson stepped down as our Senior Vice President of Worldwide Field Operations on January 2, 2007. In consideration of a general release of claims and non-solicitation obligation, Mr. Thompson received a cash payment of $192,500, which was calculated based on the Executive ICP.

Michael Sullivan joined Borland in connection with our acquisition of Segue Software, Inc. in April 2006 and was appointed to serve as our Principal Accounting Officer on July 5, 2006 when Mr. Hahn resigned as our Chief Financial Officer. Mr. Sullivan resigned on September 18, 2006 and in consideration of his agreement to serve as our principal accounting officer and for his general release of claims, we paid Mr. Sullivan cash severance of $241,666, continuation of health and dental coverage by having the Company pay COBRA premiums for Mr. Sullivan and his dependents for up to 12 months after his separation date, the premiums necessary to continue life insurance coverage for 12 months after his separation date and outplacement services. Additional consideration we paid to him upon his departure consisted of a retention bonus of $150,000 we had agreed to pay him as a part of his employment agreement and $87,678 for in-the-money unvested stock options in Segue Software, Inc.

Mr. Stevens stepped down as our Senior Vice President, General Counsel and Corporate Secretary on June 16, 2006. In consideration of a general release of claims, Mr. Stevens received a cash severance of $130,000, continuation of health coverage by having the Company pay COBRA premiums for Mr. Stevens and his dependents for up to 12 months, an in-lieu of retention bonus of six months base salary, or $130,000, we had agreed to pay him in his employment agreement, and we allowed him to keep certain personal property.

A discussion of our equity compensation plans is provided in the “Compensation Discussion & Analysis” and “Equity Compensation Plan Information” sections above and details regarding particular grants made to the named executive officers are provided in the tables that follow.

							Non-Equity
							Incentive
					Stock	Option	Plan		All Other
		Salary	Bonus		Awards	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)	($)(3)	($)(2)		($)(9)	($)

Tod Nielsen	2006	$600,000			$1,203,750	$2,478,337	$810,000	(4)	$312,061	$5,404,148
President and Chief Executive Officer
Erik E. Prusch	2006	44,135	$100,000	(5)	22,776	10,358	—		35,226	212,495
Senior Vice President and Chief Financial Officer
Peter J. Morowski	2006	123,077			88,200	34,045	216,000	(6)	7,497	468,819
Senior Vice President of Research and Development
Gregory J. Wrenn	2006	59,231	35,000	(7)	23,383	10,808	—		4,501	132,923
Senior Vice President, General Counsel and Corporate Secretary
Former Executive Officers
Matthew A. Thompson	2006	300,000	—		311,850	56,754			216,542	885,146
Senior Vice President, Worldwide Field Operations
Michael Sullivan	2006	135,946	300,000	(8)	—	—	—		351,756	787,702
Principal Accounting Officer
Timothy J. Stevens	2006	120,000	—		85,050	66,857	—		340,895	612,802
Senior Vice President, General Counsel and Corporate Secretary
Kenneth R. Hahn	2006	203,269	—		58,111	165,156	—		13,393	439,929
Senior Vice President and Chief Financial Officer

(1)	Includes amounts (if any) deferred at the named executive officers’ option under Borland’s 401(k) plan. Includes base salary amounts earned in 2006. Information about annual salary rates for the named executive officers is provided in the “Compensation Discussion & Analysis” section above.

(2)	Performance-based bonuses were paid to Messrs. Nielsen and Morowski under the Executive ICP and reported under the column “Non-Equity Incentive Plan Compensation.”

(3)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown reflect the expense recognized by us in 2006 for option awards as determined pursuant to SFAS 123(R). These compensation costs include stock and option awards granted in and prior to 2006. The assumptions used to calculate the value of the option awards are set forth under Note 11, under the heading “Assumptions for Estimating Fair Value of Stock Option Grants and stock purchases,” of the notes to the Consolidated Financial Statements included in our Annual Report.

(4)	Represents a bonus earned by Mr. Nielsen under the Executive ICP in 2006 but paid in February 2007, as described under the “Compensation Discussion & Analysis” section above.

(5)	Mr. Prusch was appointed as Senior Vice President and Chief Financial Officer effective November 23, 2006. Represents a sign-on bonus that is repayable to the Company if Mr. Prusch resigns or is terminated for cause during his first year of employment.

(6)	Mr. Morowski was appointed Senior Vice President of Research and Development on August 14, 2006. Represents a bonus earned by Mr. Morowski under our 2006 Incentive Compensation Plan for Executive Officers in 2006 but paid in February 2007, as described under the “Compensation Discussion & Analysis” section above.

(7)	Mr. Wrenn was appointed Senior Vice President, General Counsel and Secretary effective October 16, 2006. Represents a sign-on bonus earned in 2006 but paid to Mr. Wrenn in February 2007.

(8)	Represents the aggregate of two retention bonuses paid to Mr. Sullivan in the amount of $150,000 each in connection with the acquisition of Segue Software paid on June 19, 2006 pursuant to the Segue Software, Inc. Special Termination and Vesting Plan and the appointment of Mr. Sullivan as the Company’s Principal

Accounting Officer paid on September 19, 2006 pursuant to Mr. Sullivan’s employment agreement dated July 5, 2006.

(9)	For named executive officers, the “All Other Compensation” column consists of:

		Term
		Life
	401(k)	Insurance	Health						Club			Tax
	Company	& Disability	Insurance	COBRA	Automobile	Housing	Relocation		Membership	Consulting		Gross-		Severance
Name	Match	Premiums	Premiums	Payments	Allowance	Allowance	Expenses		Fees(a)	Arrangements		Ups		Payments

Tod Nielsen	—	$1,726	$15,717	—	$3,709	—	$231,899	(b)	$23,042	—		$35,968	(c)	—

Erik E. Prusch	—	283	2,743	—	—	7,200	147,874	(d)	—	—		4,224	(e)	—

Peter J. Morowski	—	708	6,789	—	—	—	—		—	—		—		—

Gregory J. Wrenn	—	428	4,073	—	—	—	—		—	—		—		—

Former Executive Officers

Matthew A. Thompson	$6,600	1,725	15,717	—	—	—	—		—	—		—		$192,500	(f)

Michael Sullivan	—	565	5,812	$4,188	—	—	—		—	—		—		341,191	(g)

Timothy J. Stevens	3,231	876	7,570	9,218	—	—	—		—	$60,000	(h)	—		260,000	(i)

Kenneth R. Hahn	4,356	1,018	8,019	—	—	—	—		—	—		—		—

(a)	Represents membership fees for a private golf membership which we are in the process of selling, as described under the “Compensation Discussion & Analysis” section above. This amount does not include the purchase amount of approximately $402,500 we paid for the membership, as this membership has been used by former executive officers and a current senior vice president.

(b)	Represents the following aggregate expenses related to Mr. Nielsen’s relocation: (i) airline travel of $4,525 (ii) rental of an apartment for Mr. Nielsen until he found permanent housing of $19,487 (iii) expenses related to the sale of Mr. Nielsen’s home of $185,635, and (iv) miscellaneous moving expenses of $22,252. The aggregate incremental cost for each of the foregoing expenses was based on the full amount Borland paid for such expenses.

(c)	Represents the aggregate tax gross-up related to $52,178 in relocation expenses incurred by Mr. Nielsen; $3,709 related to the purchase and use of an automobile by Mr. Nielsen during his relocation; $23,042 related to Mr. Nielsen’s use of a golf club membership; and Mr. Nielsen’s attendance at a Borland function. The tax gross-up is to cover taxes for the taxable portion of the foregoing items.

(d)	Represents the following aggregate expenses related to Mr. Prusch’s relocation: (i) airline travel of $2,337 (ii) rental of an apartment for Mr. Prusch of $5,254, and (iii) expenses related to the sale of Mr. Prusch’s home of $140,283. The aggregate incremental cost for each of the foregoing expenses was based on the full amount Borland paid for such expenses.

(e)	Represents the aggregate tax gross-up related to $7,591 in relocation expenses incurred by Mr. Prusch. The tax gross-up is to cover taxes for the taxable portion of the foregoing items.

(f)	Represents a separation payment paid to Mr. Thompson in January 2007 pursuant to a Separation Agreement and Full and Final Release of Claims effective January 2, 2007. The severance payment to Mr. Thompson under the Separation Agreement was calculated based upon Mr. Thompson’s achievement of certain corporate performance objectives established by the Compensation Committee for 2006 and in exchange for the general release of claims and non-solicitation obligation.

(g)	Represents a cash severance payment of $175,000 and payment for unvested Segue stock options in the amount of $87,678 pursuant to the Change of Control provisions of the Segue Software, Inc. Special Termination and Vesting Plan; a cash severance payment of $66,666 paid to Mr. Sullivan pursuant to a Separation and Full and Final Release of Claims dated July 5, 2006 and accrued but unpaid vacation in the amount of $11,847.

(h)	Represents the aggregate payment made to Mr. Stevens in connection with a Consulting Agreement between Borland and Mr. Stevens dated October 3, 2006, as amended on October 8, 2006, pursuant to which Mr. Stevens provided assistance to Borland’s legal department in connection with matters related to the Segue Software, Inc. acquisition and Borland’s proposed disposition of its IDE business.

(i)	Represents a cash severance payment paid to Mr. Stevens pursuant to a Separation and Mutual Release Agreement dated June 16, 2006.

2006 GRANTS OF PLAN-BASED AWARDS

Set forth in the table below is information regarding:

•	The threshold, target and maximum amounts applicable to eligible named executive officers under the terms of the Executive ICP, as provided under the columns under “Possible Payouts Under Non-Equity Incentive Plan Awards”; and

•	Stock option and restricted stock awards granted by our Compensation Committee to our named executive officers in 2006, reflected on an individual grant basis.

Information about our Executive ICP and equity compensation programs is described above under “Compensation Discussion & Analysis” and information about our stock incentive plans is provided above under “Equity Compensation Plan Information.”

						All Other
						Stock		All Other		Grant
						Awards:		Option	Exercise	Date Fair
		Board or				Number of		Awards:	or Base	Value of
		Compensation	Possible Payouts Under			Shares of		Number of	Price of	Stock and
		Committee	Non-Equity Incentive Plan Awards(2)			Stock		Securities	Option	Option
	Grant	Approval	Threshold	Target	Maximum	or Units		Underlying	Awards	Awards
Name	Date	Date(1)	($)	($)	($)	(#)		Options (#)	($/Sh)(6)	($/Sh)(7)

Tod Nielsen	11/30/06	10/31/06	$600,000	$600,000	$900,000	—		200,000	$5.29	$472,960
Erik E. Prusch	11/30/06	10/31/06	—	—	—	100,000	(3)	250,000	5.29	591,200
Peter J. Morowski	8/31/06	8/1/06	160,000	160,000	240,000	80,000	(4)	175,000	5.88	494,550
Gregory J. Wrenn	10/31/06	10/31/06	—	—	—	50,000	(5)	125,000	5.52	308,450
Matthew A. Thompson	11/30/06	10/31/06	300,000	300,000	450,000	—		225,000	5.29	532,080
Michael Sullivan	—	—	—	—	—	—		—	—	—
Timothy J. Stevens	—	—	130,000	130,000	195,000	—		—	—	—
Kenneth R. Hahn	—	—	175,000	175,000	262,500	—		—	—	—

(1)	In October 2006, the Compensation Committee adopted new option grant practices regarding option grants to newly hired executive officers and annual options to existing executive officers. Under this new policy, the effective date of options granted to newly hired executive officers will be the last day of the month in which the executive is hired (with an exercise price equal to the closing price on that date, or, if that is a non-trading day, the closing price on the last trading day prior to the date of grant); provided however, that the Compensation Committee must have approved the grant at a meeting or by written consent, on or prior to the effective date of grant. For existing officers, the effective date of grant is November 30 (the closing price on that date, or, if that is a non-trading day, the closing price on the last trading day prior to the date of grant); provided however, that the Compensation Committee must have approved the grant at a meeting or by written consent, on or prior to the effective date of grant.

(2)	Payments under the columns relating to Non-Equity Incentive Plan Awards relate to the Executive ICP described in the “Compensation Discussion & Analysis” section above and the actual payments are set forth in the Summary Compensation Table under the Non-Equity Incentive Plan column. These amounts were earned in 2006 and paid in 2007.

(3)	On November 30, 2006, Mr. Prusch received an award of 100,000 restricted shares of our common stock in connection with his appointment as our Senior Vice President and Chief Financial Officer. The shares vest over a two-year vesting schedule tied to Mr. Prusch’s continued service as our employee as follows: 50% of the shares shall vest (and the Company’s repurchase right shall lapse) at the end of one year measured from November 23, 2006 and 1/8th of the shares shall vest thereafter on each successive three month period on the 23rd day of the third month, measured from November 23, 2006; provided however, that all unvested shares shall accelerate and fully vest in the event of an involuntary termination not for misconduct or constructive termination of employment within two months prior to or within twelve months following a change in control of the Company.

(4)	On August 1, 2006, Mr. Morowski received an award of 80,000 restricted shares of our common stock in connection with his appointment as our Senior Vice President of Research and Development. The shares vest over a two-year vesting schedule tied to Mr. Morowski’s continued service as our employee as follows: 50% of the shares shall vest (and the Company ’s repurchase right shall lapse) at the end of one year measured from

August 14, 2006 and 1/8th of the shares shall vest thereafter on each successive three month period on the last day of the third month, measured from August 14, 2006; provided however, that all unvested shares accelerate and vest in the event of an involuntary termination not for misconduct or constructive termination of employment within the period beginning two months before and ending twelve months following the consummation of a change in control of the Company.

(5)	On October 31, 2006, Mr. Wrenn received an award of 50,000 restricted shares of our common stock in connection with his appointment as our Senior Vice President, General Counsel and Corporate Secretary. The shares vest over a two-year vesting schedule tied to Mr. Wrenn’s continued service as our employee as follows: 50% of the shares shall vest (and the Company’s repurchase right shall lapse) at the end of one year measured from October 16, 2006 and 1/8th of the shares shall vest thereafter on each successive three month period on the 16th day of the third month, measured from October 16, 2006; provided however, that all unvested shares shall accelerate and fully vest in the event of an involuntary termination not for misconduct or constructive termination of employment within two months prior to or within twelve months following a change in control of the Company.

(6)	The exercise price of each stock option is equal to the closing price of the common stock as reported on the Nasdaq Global Market on the date of grant; however, if the date of grant is not a trading day, the exercise price is equal to the closing price of the common stock as reported on the trading day preceding the grant date.

(7)	The assumptions used to calculate the value of the option awards are set forth under Note 11, under the heading “Assumptions for Estimating Fair Value of Stock Option Grants and stock purchases,” of the notes to the Consolidated Financial Statements included in our Annual Report.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the number of shares acquired and the value realized upon exercise of option awards or the vesting of restricted stock awards held by each named executive officer during the year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Tod Nielsen	—	—	—	—
Erik E. Prusch	—	—	—	—
Peter J. Morowski	—	—	—	—
Gregory J. Wrenn	—	—	—	—
Matthew A. Thompson	—	—	55,000	$317,350
Michael Sullivan	—	—	—	—
Timothy J. Stevens	—	—	22,500	131,288
Kenneth R. Hahn	37,500	$11,198	46,875	267,344

(1)	Represents the aggregate difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2)	Represents the aggregate dollar amount realized by multiplying the number of shares vested by the closing price of the common stock on the vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding equity awards held by each named executive officer as of December 31, 2006.

	Option Awards							Stock Awards
											Equity
											Incentive
									Equity		Plan
									Incentive		Awards:
									Plan		Market or
									Awards:		Payout
									Number of		Value of
									Unearned		Unearned
						Number of		Market	Shares,		Shares,
						Shares or		Value of	Units or		Units or
	Number of	Number of				Units of		Shares or	Other		Other
	Securities	Securities				Stock		Units of	Rights		Rights
	Underlying	Underlying				That		Stock That	That Have		That
	Unexercised	Unexercised		Option	Option	Have Not		Have Not	Not		Have Not
	Options (#)	Options (#)		Exercise Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable(1)	Unexercisable(1)		($)	Date	(#)		($)(2)	(#)		($)

Tod Nielsen	—	200,000	(3)	$5.29	11/30/2016
	406,250	1,093,750	(4)	6.42	11/09/2015				250,000	(5)	$1,360,000
Erik E. Prusch	—	250,000	(6)	5.29	11/30/2016	100,000	(7)	544,000
Peter J. Morowski	—	175,000	(8)	5.88	08/31/2016	80,000	(9)	435,200
Gregory J. Wrenn	—	125,000	(10)	5.52	10/31/2016	50,000	(11)	272,000
Matthew A. Thompson	—	225,000	(12)	5.29	11/30/2016	55,000	(13)	299,200
	12,500	12,500	(14)	5.67	11/04/2015
	150,000	—		10.88	11/03/2014
	250,000	—		8.35	11/30/2013
Michael Sullivan(15)	—	—		—	—	—		—
Timothy J. Stevens(16)	—	—		—	—	—		—
Kenneth R. Hahn(17)	—	—		—	—	—		—

(1)	Unless otherwise noted, the options vest at the rate of 25% one year from the date of grant and 1/48th each month thereafter until fully vested. The vesting of options granted to named executive officers may accelerate under specified conditions, as described in the “Compensation Discussion & Analysis” section above and the “Potential Payments Upon Termination or Change in Control” section below.

(2)	The value of unvested restricted stock awards at fiscal year end is based on the closing price of our common stock of $5.44 on Friday, December 29, 2006, as reported on the Nasdaq Global Market.

(3)	This option was granted on November 30, 2006 and vests over four years, subject to Mr. Nielsen’s continued employment, with 25% of the shares vesting on November 30, 2007 and 1/48th of the shares vesting each month thereafter, subject to acceleration as described in the “Compensation Discussion & Analysis” section above and the “Potential Payments Upon Termination or Change in Control” section below.

(4)	This option was granted on November 9, 2005 and vests over four years, subject to Mr. Nielsen’s continued employment, with 25% of the shares vesting on November 9, 2006 and 1/48th of the shares vesting each month thereafter, subject to acceleration as described in the “Compensation Discussion & Analysis” section above and the “Potential Payments Upon Termination or Change in Control” section below.

(5)	The terms of Mr. Nielsen’s the restricted stock grant provide that the shares vest over four years from the date of grant; however, the terms further provide the following vesting acceleration provisions: (i) 125,000 of the shares shall vest early upon achievement of corporate performance targets established by the Compensation Committee for the 2006 fiscal year and (ii) 125,000 of the shares shall vest early upon achievement of corporate performance targets established by the Compensation Committee for the 2007 fiscal year. For 2006, the Compensation Committee decided that if we met a specific revenue target for the 2006 fiscal year from sales of our ALM products and services, then 60% of the restricted stock applicable to 2006, or 75,000 shares, would vest. The remaining 40% of the restricted stock applicable to 2006, or 50,000 shares, would vest based on our achievement of quarterly EPS targets established by the Compensation Committee, provided we met the ALM revenue target. In March 2007, the Compensation Committee determined that the 2006 targets were met and Mr. Nielsen became vested in 125,000 shares. The Compensation Committee has determined that for

2007, Mr. Nielsen will be entitled to accelerated vesting of the second half of the 125,000 shares subject to his restricted stock grant if we meet the quarterly operating income targets we are required to meet under the 2007 ICP. The determination of this acceleration will not be deemed earned until the audit of our fiscal 2007 financial statements is complete and our Compensation Committee approves and confirms such acceleration.

(6)	This option was granted on November 30, 2006 and vests over four years, subject to Mr. Prusch’s continued employment, with 25% of the shares vesting on November 23, 2007 and 1/48th of the shares vesting each month thereafter, subject to acceleration as described in the “Compensation Discussion & Analysis” section above and the “Potential Payments Upon Termination or Change in Control” section below.

(7)	This restricted stock award was granted on November 30, 2006 and vests over two years, subject to Mr. Prusch’s continued employment, with 50% of the shares vesting on November 23, 2007 and 1/8th of the shares vesting quarterly thereafter, provided that the vesting may accelerate as described in the “Compensation Discussion & Analysis” section above and the “Potential Payments Upon Termination or Change in Control” section below.

(8)	This option was granted on August 31, 2006 and vests over four years, subject to Mr. Morowski’s continued employment, with 25% of the shares vesting on August 14, 2007 and 1/48th of the shares vesting each month thereafter, subject to acceleration as described in the “Compensation Discussion & Analysis” section above and the “Potential Payments Upon Termination or Change in Control” section below.

(9)	This restricted stock award was granted on August 31, 2006 and vests over two years, subject to Mr. Morowski’s continued employment, with 50% of the shares vesting on August 14, 2007 and 1/8th of the shares vesting quarterly thereafter, provided that the vesting may accelerate as described in the “Compensation Discussion & Analysis” section above and the “Potential Payments Upon Termination or Change in Control” section below.

(10)	This option was granted on October 31, 2006 and vests over four years, subject to Mr. Wrenn’s continued employment, with 25% of the shares vesting on October 16, 2007 and 1/48th of the shares vesting each month thereafter, subject to acceleration as described in the “Compensation Discussion & Analysis” section above and the “Potential Payments Upon Termination or Change in Control” section below.

(11)	This restricted stock award was granted on October 31, 2006 and vests over two years, subject to Mr. Wrenn’s continued employment, with 50% of the shares vesting on October 16, 2007 and 1/8th of the shares vesting quarterly thereafter, subject to acceleration as described in the “Compensation Discussion & Analysis” section above and the “Potential Payments Upon Termination or Change in Control” section below.

(12)	This option was granted on November 30, 2006 and provided for vesting over four years, subject to Mr. Thompson’s continued employment, with 25% of the shares vesting on November 30, 2007 and 1/48th of the shares vesting each month thereafter. Mr. Thompson resigned as Senior Vice President, Worldwide Field Operations on January 2, 2007. Under the terms of the 1997 Stock Option Plan, Mr. Thompson has three months to exercise his vested shares of stock, after which, they will be cancelled in accordance with the terms of the applicable plan.

(13)	This restricted stock award was granted on November 4, 2005 and provided for quarterly vesting over two years, subject to Mr. Thompson’s continued employment. Mr. Thompson resigned as senior vice president, worldwide field operations on January 2, 2007. Under the terms of the 2002 Stock Incentive Plan, all unvested shares of restricted stock held by Mr. Thompson on January 2, 2007 were forfeited.

(14)	This option was granted on November 4, 2005 and provided for vesting over four years, subject to Mr. Thompson’s continued employment, with 25% of the shares vesting on November 30, 2007 and 1/48th of the shares vesting each month thereafter. Mr. Thompson resigned as Senior Vice President, Worldwide Field Operations on January 2, 2007. Under the terms of the 1997 Stock Option Plan, Mr. Thompson has three months to exercise his vested shares of stock, after which, they will be cancelled in accordance with the terms of the applicable plan.

(15)	Mr. Sullivan resigned as our Principal Accounting Officer on September 18, 2006. Mr. Sullivan was not granted any Borland stock options or restricted stock.

(16)	Mr. Stevens resigned as our Senior Vice President, General Counsel and Corporate Secretary on June 16, 2006. No outstanding equity awards were held by Mr. Stevens as of December 31, 2006.

(17)	Mr. Hahn resigned as our senior vice president and chief financial officer on July 5, 2006. No outstanding equity awards were held by Mr. Hahn as of December 31, 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Regardless of the reason for termination, a named executive officer is entitled to receive upon termination of employment amounts earned through the termination date, including, base salary, unused vacation pay, amounts accrued under our Retirement Plan and any shares of restricted stock or options vested prior to the executive’s termination. The named executive officers are not otherwise entitled to any severance benefits upon voluntary resignation unless as a result of a constructive termination, which is discussed below, or the severance benefits are negotiated at the time of termination. Our Compensation Committee determines whether any severance benefits are provided upon any voluntary termination on a case by case basis.

We have entered into employment agreements with each of our named executive officers in which we agreed to provide severance benefits in the event the named executive officer is terminated without cause or voluntarily resigns as a result of a constructive termination, as defined below (each a “Qualifying Termination”). These severance benefits differ in amount depending on whether the Qualifying Termination occurs in connection with a change in control of Borland or in the absence of a change in control. In each case the applicable severance benefits are provided only if the executive signs a general release of claims in favor of Borland.

Under the employment agreements with the named executive officers, a constructive termination would occur in any of the following circumstances: (i) any significant reduction or diminution (except temporarily during any period of disability) in the executive’s title or position or any material diminution in the executive’s authority, duties or responsibilities with Borland which is made without the executive’s consent, (ii) any material breach of the employment agreement by Borland, which breach is not cured within 30 days following written notice of such breach from the executive; or (iii) with respect to Mr. Nielsen only, the failure to nominate Mr. Nielsen to the Board at any time hereafter or the removal of Executive . In addition, if there was a change in control of Borland and Mr. Nielsen was not the president and chief executive officer of the successor entity, he would be deemed to have been constructively terminated.

For all named executive officers other than Mr. Nielsen, upon a Qualifying Termination that is not in connection with a change in control, we have agreed to provide a severance payment equal to 50% of the executive’s annual base salary. Upon a Qualifying Termination that occurs within the period beginning two months before and ending 12 months following a change in control of Borland, we would provide for a severance payment equal to 100% of the executive’s annual base salary and all unvested stock options and restricted stock grants would become 100% vested. In connection with a Qualifying Termination either in connection with a change in control or otherwise, the executive would be entitled to company-paid continuation of health coverage for up to 12 months.

Pursuant to our employment agreement with Mr. Nielsen, upon a Qualifying Termination in the absence of a change in control, Mr. Nielsen would be entitled to a severance payment equal to 100% of his annual base salary. Should Mr. Nielsen experience a Qualifying Termination in connection with a change in control, he will be entitled to a severance payment equal to his annual salary and bonuses (in an amount no less than the average for the last two years or his Incentive Compensation Plan bonus target of 100% of his base salary, whichever is higher), payable in a lump sum. Mr. Nielsen will also be entitled to full acceleration of any unvested and outstanding option, restricted stock and any other unvested and outstanding equity award in connection with a change in control of Borland.

Termination as a Result of a Qualifying Termination (Without a Change in Control)

The table below sets forth estimates of amounts that would be paid to the named executive officers in the event of a Qualifying Termination, other than in connection with a change in control of the Company, assuming that the terminations were effective on December 29, 2006, the last business day of the fiscal year ended December 31,

2006. The actual amounts to be paid to any named executive officer upon termination can only be calculated as of any such termination.

		Stock	Restricted	COBRA
Name	Cash(1)	Options(2)	Stock(2)	Payments(3)	Total

Tod Nielsen	$600,000	$30,000	—	$18,805	$648,805
Erik E. Prusch	212,500	—	—	18,805	231,305
Peter J. Morowski	160,000	—	—	18,805	178,805
Gregory J. Wrenn	140,000	—	—	18,805	158,805

(1)	Except for Mr. Nielsen, each named executive officer will receive a cash lump sum equal to 50% of their annual salary, provided they have entered into a general release of claims against Borland. Mr. Nielsen will receive a cash lump sum equal to 100% of his annual salary, provided Mr. Nielsen has entered into a general release of claims against Borland.

(2)	Represents the intrinsic value of the options and restricted stock held by each executive, the vesting of which would not be accelerated. Such value is based on the closing price of our common stock of $5.44 on Friday, December 29, 2006, as reported on the Nasdaq Global Market.

(3)	Named executive officers would be entitled to company-paid continuation of health coverage for up to 12 months. The value of this benefit included in the table is equal to the annual premium cost of continuation coverage of health insurance under COBRA in effect on December 29, 2006.

Termination as a Result of a Qualifying Termination in Connection With a Change in Control

The table below sets forth estimates of amounts that would be paid to the named executive officers in the event of a Qualifying Termination in connection with a Change in Control of the Company, assuming that the terminations were effective on December 29, 2006, the last business day of the fiscal year ended December 31, 2006. The amounts do not include amounts we would withhold pursuant to our withholding obligations. The actual amounts to be paid to any named executive officer upon termination can only be calculated as of any such termination.

		Stock	Restricted	COBRA
Name	Cash(1)	Options(2)	Stock(2)	Payments(3)	Total

Tod Nielsen	$1,410,000	$30,000	—	$18,805	$2,818,805
Erik E. Prusch	425,000	—	—	18,805	987,805
Peter J. Morowski	320,000	—	—	18,805	773,005
Gregory J. Wrenn	280,000	—	—	18,805	570,805

(1)	Except for Mr. Nielsen, each named executive officer will receive a cash lump sum equal to 50% of their annual salary, provided they have entered into a general release of claims against Borland. Mr. Nielsen will receive a cash lump sum equal to 100% of his annual salary and bonuses (in an amount no less than the average for the last two years or the ICP target, whichever is higher), provided Mr. Nielsen has entered into a general release of claims against Borland.

(2)	Represents the intrinsic value of the options and restricted stock held by each executive, the vesting of which would be accelerated. Such value is based on the closing price of our common stock of $5.44 on Friday, December 29, 2006, as reported on the Nasdaq Global Market.

(3)	Named executive officers would be entitled to company-paid continuation of health coverage for up to 12 months. The value of this benefit included in the table is equal to the annual premium cost of continuation coverage of health insurance under COBRA in effect on December 29, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As discussed above, during 2006 our Compensation Committee consisted of Messrs. Nevens, Hooper and Olsen. None of these members is an officer or employee of Borland, and none of our executive officers serve as a member of a Compensation Committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Our Code of Conduct obligates our service providers, including executive officers and directors, to discuss any actual or potential related party transactions with our General Counsel. Our General Counsel coordinates obtaining the prior consent of our Audit Committee (or other independent committee of our Board of Directors, as appropriate) for any proposed related party transaction. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates in which the amount involved would exceed $120,000 must first be presented to our Audit Committee for review and approval or rejection. In approving or rejecting the proposed transaction, our Audit Committee would consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

Business with Related Parties

In December 2006, our Audit Committee approved entering into an Independent Contractor Agreement with DPA Associates, pursuant to which DPA Associates provides consulting services relating to our financial reporting systems and procedures. We believe DPA Associates will be paid approximately $135,000 under the agreement. A member of Mr. Prusch’s immediate family is a principal of DPA Associates. We believe that the agreement with DPA Associates is on terms no more favorable than those with unrelated parties and that Mr. Prusch has not had and will not have a direct or indirect material interest in this transaction.

Compensation Terms for David W. Packer

As mentioned in the “Compensation Discussion & Analysis” section under “Executive Compensation” above, David W. Packer was appointed to the position of Senior Vice President, Worldwide Field Operations on January 2, 2007. We entered into an employment agreement with him, dated January 2, 2007, which provides for an annual base salary of $300,000. Mr. Packer is entitled to participate in our benefit plans and is eligible to receive a bonus of up to 100% of his annual base salary pursuant to the 2007 ICP. Mr. Packer was granted an option under our 2002 Stock Incentive Plan to purchase 160,000 shares of our common stock. Such option will vest over four years, subject to Mr. Packer’s continued employment, with respect to 25% of the shares on January 2, 2008 and 1/48th of the shares vesting each month thereafter. In the event of a change in control of the Company, if Mr. Packer is terminated without cause in connection with the change in control, 100% of the unvested shares subject to such option shall automatically vest. In Mr. Packer’s employment agreement, we also agreed to provide him with severance benefits on the same terms as those provided to the other named executive officers (other than Mr. Nielsen), which are described above in the “Compensation Discussion & Analysis” section.

Indemnification of Directors and Executive Officers

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of our Board of Directors, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also intend to execute these agreements with our future executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates, as of March 30, 2007, how many shares of common stock are owned by:

•	each person who, to our knowledge, is a beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, the only class of our voting securities;

•	Each director;

•	Each of the named executive officers; and

•	all of our directors and executive officers as a group.

This table is based upon information supplied by officers, directors and Schedule 13Gs filed with the SEC. Except as indicated in the footnotes to this table, the percentage of ownership has been calculated based on the number of outstanding shares of our common stock as of March 30, 2007. [Note: Figures to be updated in the definitive proxy.] Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

			Options
			Currently
			Exercisable		Total Stock
	Common		or within		& Option
	Stock		60 days		Holdings		Percent
Beneficial Owner	(#)		(#)		(#)(1)		(%)(1)

5% Stockholders:
Third Avenue Management LLC	9,304,537		—		9,304,537	(2)
622 Third Avenue, 32nd Floor New York, NY 10017
BlackRock, Inc.	8,113,147		—		8,113,147	(3)
40 East 52nd Street New York, NY 10022
Dimensional Fund Advisors LP	5,967,693		—		5,967,693	(4)
1299 Ocean Avenue Santa Monica, CA 90401
S Squared Technology, LLC	5,204,100		—		5,204,100	(5)
515 Madison Avenue New York, NY 10022
Silver Point Capital, L.P.	4,500,000		—		4,500,000	(6)
Two Greenwich Plaza, 1st Floor Greenwich, CT 06830
Wells Fargo & Company	4,274,919		—		4,274,919	(7)
420 Montgomery Street San Francisco, CA 94104
Named executive officers and Directors:
Tod Nielsen	250,000	(8)	562,500		812,500
Matthew A. Thompson	98,366		412,500		510,866
William K. Hooper	—		146,500	(9)	146,500
Erik E. Prusch	100,000	(10)	—		100,000
Peter J. Morowski	80,000	(11)	—		80,000
T. Michael Nevens	—		76,500	(9)	76,500
John F. Olsen	—		59,000	(9)	59,000
Gregory J. Wrenn	50,000	(12)	—		50,000
Mark Garrett	—		44,500	(9)	44,500
Robert M. Tarkoff	—		30,000	(9)	30,000
Timothy J. Stevens	—		13,707		13,707
Kenneth R. Hahn	—		—		—
Michael Sullivan	—		—		—
All directors and executive officers as a group (10 persons)	510,286		1,000,250		1,510,536	(13)

(1)	Percentage of shares beneficially owned are based on [ ] shares outstanding as of March 30, 2007, adjusted as required by rules promulgated by the SEC. The number of shares held by 5% Stockholders is based on Schedule 13G filings such holders have made with the SEC as set forth in footnotes 2, 3, 4, 5, 6 and 7 below. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. All shares of common stock subject to options currently exercisable or exercisable within 60 days after March 30, 2007 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based on a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 14, 2007 by Third Avenue Management LLC.

(3)	Based on a Schedule 13G filed with the SEC on February 13, 2007 by BlackRock, Inc. (“BlackRock”) on behalf of its investment advisory subsidiaries BlackRock Advisors LLC, BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd. and BlackRock Investment Management UK Ltd. BlackRock reported shared voting power and shared dispositive power with respect to all of the shares.

(4)	Based on a Schedule 13G filed with the SEC on February 9, 2007 by Dimensional Fund Advisors LP (“Dimensional”) an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as an investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares held by the Funds, however, Dimensional disclaims beneficial ownership of such shares. Dimensional reported shared voting power and shared dispositive power with respect to all of the shares.

(5)	Based on a Schedule 13G jointly filed with the SEC on February 14, 2007 by S Squared Technology, LLC (“SST”), S Squared Capital II Management, LLC, (“SSCIIM”), S Squared Technology Partners, L.P. (“SSTP”), Seymour L. Goldblatt and Kenneth A. Goldblatt. SST, SSCIIM, SSTP, Mr. Seymour L. Goldblatt and Mr. Kenneth A. Goldblatt reported sole voting power and sole dispositive power with respect to all of the shares.

(6)	Based on a Schedule 13G jointly filed with the SEC on February 9, 2007 by Silver Point Capital, L.P. (“Silver Point”), Mr. Edward A. Mule and Robert J. O’Shea with respect to the ownership of the shares of common stock held by Silver Point, and Silver Point Capital Offshore Fund, Ltd. (collectively, the “Funds”). The Schedule 13G discloses that Silver Point is an investment manager for the Funds and by reason of such status may be deemed to be the beneficial owner of the reported securities held by the Funds. Messrs. Mule and O’Shea each indirectly control Silver Point and by virtue of such status may be deemed to be the beneficial owners of all reported securities held by the Funds. Silver point and Messrs. Mule and O’Shea reported shared voting power and shared dispositive power with respect to all of the shares.

(7)	Based on a Schedule 13G filed with the SEC on February 5, 2007 by Wells Fargo & Company (“Wells Fargo”) on its own behalf and on behalf of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC and Wells Fargo Bank, National Association. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104. The address for Wells Fargo Capital Management is 525 Market Street, San Francisco, CA 94105. Wells Fargo & Company reported sole voting power with respect to 4,003,069 of the shares and sole dispositive power with respect to 4,194,050 of the shares. Wells Capital Management Incorporated reported sole voting power with respect to 3,483,300 of the shares and sole dispositive power with respect to 4,182,250 of the shares.

(8)	Represents 125,000 shares held outright and 125,000 shares of restricted stock subject to a right of repurchase by us that will lapse over the vesting period of such stock, subject to Mr. Nielsen’s continued service to us.

(9)	Options granted to our non-employee directors under the Automatic Option Grant Program of the 2002 Stock Incentive Plan, as amended, are immediately exercisable whether vested or not and are treated in the table above as currently exercisable. However, any unvested option shares exercised under the option grant are subject to repurchase by us, upon such director’s cessation of service on our Board prior to vesting in those shares, at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the fair market value per share at the time of such cessation of service on our Board of Directors.

(10)	Represents 100,000 shares of stock subject to a right of repurchase by us that will lapse over the vesting period of such stock, subject to Mr. Prusch’s continued service to us.

(11)	Represents 80,000 shares of restricted stock subject to a right of repurchase by us that will lapse over the vesting period of such stock, subject to Mr. Morowski’s continued service to us.

(12)	Represents 50,000 shares of restricted stock subject to a right of repurchase by us that will lapse over the vesting period of such stock, subject to Mr. Wrenn’s continued service to us.

(13)	Includes 30,286 shares of common stock and 81,250 shares subject to stock options held by an David W. Packer, an executive officer not separately listed in this table, that are exercisable within 60 days of March 30, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent (10%) of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the Forms 3, 4 and 5 filed by or received from our reporting persons (or written representations received from such persons), we believe all reports required by Section 16(a) to be filed by our officers, directors and greater than ten percent (10%) beneficial owners were filed on time during the year ended December 31, 2006.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the Audit Committee Report contained in this proxy statement is specifically not incorporated by reference into any other filings with the SEC. In addition, this proxy statement includes website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

STOCKHOLDER PROPOSALS — 2008 ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an Annual Meeting so long as they are provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). For a stockholder proposal to be included in our proxy materials for the 2008 Annual Meeting of Stockholders, the proposal must be submitted in writing by December [  ], 2007, to our Corporate Secretary at 20450 Stevens Creek Boulevard, Suite 800, Cupertino, California 95014. If you wish to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than February [  ], 2008. In addition, our Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of our Bylaws, not later than February 16, 2008 and not earlier than January 17, 2008; provided, however, that in the event that the 2008 Annual Meeting is called for a date that is not within 25 days before or after May 16, 2008, such proposal must be received not later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

OTHER MATTERS

Our Board knows of no other matters that have been submitted for consideration at this Annual Meeting. If any other matters properly come before our stockholders at this Annual Meeting, the persons named on the enclosed white proxy card intend to vote the shares they represent in accordance with their best judgment.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is being mailed concurrently with this proxy statement (as part of our annual report to stockholders). A copy of our Annual Report on Form 10-K is also available without charge from our website at www.borland.com or upon written request to: Borland Investor Relations, Borland Software Corporation, 20450 Stevens Creek Blvd., Suite 800, Cupertino, CA 95014.

By Order of the Board of Directors,

Gregory J. Wrenn
Senior Vice President, General Counsel and
Corporate Secretary

April [  ], 2007
Cupertino, California

IMPORTANT

YOUR VOTE AT THIS YEAR’S MEETING IS ESPECIALLY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

DO NOT RETURN ANY PROXY CARDS YOU MAY RECEIVE FROM C. ROBERT COATES OR JASON DONAHUE. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY PROXY YOU SIGN FROM MR. COATES OR MR. DONAHUE FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT BORLAND’S BOARD OF DIRECTORS.

IF YOU BELIEVE YOU MAY HAVE PREVIOUSLY VOTED ON A PROXY CARD PROVIDED BY MR. COATES OR MR. DONAHUE, YOU CAN REVOKE THAT PROXY BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you have any questions, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

GEORGESON INC.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
ALL OTHERS CALL TOLL FREE: (800) 501-4524

ANNEX A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION
OF PROXIES BY BORLAND SOFTWARE CORPORATION

Under applicable SEC rules and regulations, members of our Board, our Board nominees, certain executive officers of Borland and a representative of The Blue Shirt Group, LLC, an investor relations consultant to Borland, may be deemed to be “participants” with respect to Borland’s solicitation of proxies in connection with its 2007 Annual Meeting. The following sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of the persons who may be deemed “participants.”

DIRECTORS AND NOMINEES

The principal occupations of Borland’s directors and director nominees who may be deemed participants in Borland’s solicitation are set forth in Proposal No. 1 under the “Election of Directors” section of the Proxy Statement. The name and business addresses of the organizations of employment of Borland’s directors and director nominees are as follows:

Name	Business Address

Mark Garrett	Adobe Systems Incorporated
345 Park Avenue San Jose, CA 95110-2704
William K. Hooper	c/o Borland Software Corporation
20450 Stevens Creek Blvd., Suite 800 Cupertino, CA 95014
T. Michael Nevens	c/o Borland Software Corporation
20450 Stevens Creek Blvd., Suite 800 Cupertino, CA 95014
Tod Nielsen	Borland Software Corporation
20450 Stevens Creek Blvd., Suite 800 Cupertino, CA 95014
John F. Olsen	c/o Borland Software Corporation
20450 Stevens Creek Blvd., Suite 800 Cupertino, CA 95014
Robert M. Tarkoff	EMC Corporation
6801 Koll Center Parkway Pleasanton, CA 94566

EXECUTIVE OFFICERS

The principal occupations of Borland’s executive officers who may be deemed “participants” in Borland’s solicitation of proxies are set forth below. The principal occupation refers to such person’s position with Borland, and the business address is Borland Software Corporation, 20450 Stevens Creek Boulevard, Suite 800, Cupertino, California 95014.

Name	Principal Occupation

Tod Nielsen	President, Chief Executive Officer and Director
Erik E. Prusch	Senior Vice President and Chief Financial Officer
Gregory J. Wrenn	Senior Vice President, General Counsel and Secretary
David Packer	Senior Vice President, Worldwide Field Operations
Peter J. Morowski	Senior Vice President, Research and Development

CONSULTANT

The principal occupation of Erica Abrams, who may be deemed a “participant” in Borland’s solicitation of proxies, is the Managing Director of The Blue Shirt Group, LLC. The Blue Shirt Group is Borland’s consultant for investor relations matters. The business address for Erica Abrams and The Blue Shirt Group, LLC is 456 Montgomery St., 11th Floor, San Francisco, California 94104.

INFORMATION REGARDING OWNERSHIP OF BORLAND SECURITIES BY PARTICIPANTS

Except as described in this Annex A or the Proxy Statement, none of the persons listed above under “Directors and Nominees,” “Executive Officers” or “Consultant” owns any Borland securities of record which they do not own beneficially. The number of shares of Borland common stock held by directors, director nominees and the named executive officers as of March 30, 2007, is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of the proxy statement. The number of shares of Borland common stock held by the other officer listed above under “Executive Officers” and our consultant Erica Abrams, listed under “Consultant” above as of March 30, 2007 is set forth below. (The information includes shares that may be acquired by the exercise of stock options within 60 days of such date.)

Share
Name	Ownership

David Packer	30,286
Erica Abrams	1,200

INFORMATION REGARDING TRANSACTIONS IN BORLAND SECURITIES BY PARTICIPANTS

The following table sets forth purchases and sales during the past two years of shares of Borland common stock by the persons listed above under “Directors and Nominees,” “Executive Officers and Consultant”. All transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

		Number of Shares of
		Common Stock,
		Options to Purchase
		Shares of
		Common Stock, and
		Units Acquired
Name	Date	or (Disposed of)

Mark Garrett	12/16/05	30,000	(1)
	07/03/06	14,500	(1)
William K. Hooper	07/01/05	21,500	(1)
	07/03/06	20,500	(1)
Peter J. Morowski	08/31/06	175,000	(1)
	08/31/06	80,000	(2)
T. Michael Nevens	07/01/05	15,500	(1)
	07/03/06	15,500	(1)
Tod Nielsen	11/09/05	1,500,000	(1)
	11/09/05	250,000	(2)
	11/30/06	200,000	(1)
	03/14/07	56,782	(3)
John F. Olsen	07/01/05	14,500	(1)
	07/03/06	14,500	(1)

		Number of Shares of
		Common Stock,
		Options to Purchase
		Shares of
		Common Stock, and
		Units Acquired
Name	Date	or (Disposed of)

David Packer	10/11/05	50,000	(2)
	01/11/06	2,057	(3)
	04/11/06	1,942	(3)
	07/11/06	1,942	(3)
	10/11/06	1,942	(3)
	11/30/06	45,000	(1)
	08/26/06	9,501	(4)
	01/11/07	2,330	(3)
	01/31/07	160,000	(1)
Erik E. Prusch	11/30/06	250,000	(1)
	11/30/06	100,000	(2)
Robert M. Tarkoff	01/15/07	30,000	(1)
Gregory J. Wrenn	10/31/06	125,000	(1)
	10/31/06	50,000	(2)
Erica Abrams	12/6/05	1,200	(5)

(1)	Represents a stock option grant.

(2)	Represents a restricted stock award.

(3)	Represents shares retained by the Company in order to meet the tax withholding obligations of the award holder in connection with the vesting of an installment of a restricted stock award.

(4)	Represents the sale of shares on the open market.

(5)	Represents the purchase of shares on the open market.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

Except as described in this Annex A or the proxy statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”), is either a party to any transaction or series of transactions since January 1, 2006, the beginning of our last fiscal year, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which Borland or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or the proxy statement, no participant or Participant Affiliate directly or indirectly beneficially owns any securities of Borland or any securities of any subsidiary of Borland.

Except as described in this Annex A or the Proxy statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Borland or any of its affiliates or any future transactions to which Borland or any of its affiliates will or may be a party. Except as described in this Annex A or the proxy statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with any person with respect to any securities of Borland.

Stock Trading Plans

In accordance with our stock trading policy, the following executive officers have established written sales plans or arrangements as permitted under Rule 10b5-1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”):

Tod Nielsen, President and Chief Executive Officer
Peter J. Morowski, Senior Vice President, Research and Development
Gregory J. Wrenn, Senior Vice President, General Counsel and Corporate Secretary

Pursuant to Mr. Nielsen’s Rule 10b5-1 sales plan dated December 8, 2006, he has instructed his broker to sell a specified amount of shares of Borland’s common stock during the period from December 15, 2006 through June 8, 2008, subject to the trading price of Borland’s common stock and subject to applicable securities laws, including Rule 144.

Pursuant to Mr. Morowski’s Rule 10b5-1 sales plan dated December 8, 2006, he has instructed his broker to sell a specified amount of shares of Borland’s common stock during the period from August 31, 2007 through December 8, 2008, subject to the trading price of Borland’s common stock, and subject to applicable securities laws, including Rule 144.

Pursuant to Mr. Wrenn’s Rule 10b5-1 sales plan dated December 8, 2006, he has instructed his broker to sell a specified amount of shares of Borland’s common stock during the period from October 18, 2007 through December 8, 2008, subject to the trading price of Borland’s common stock, and subject to applicable securities laws, including Rule 144.

Agreement with The Blue Shirt Group, LLC

Erica Abrams is the Managing Director of The Blue Shirt Group, LLC. Borland and The Blue Shirt Group, LLC are parties to a letter agreement dated March 18, 2004, which provides for The Blue Shirt Group’s agreement to provide investor and public relations consulting services and advice for a monthly flat fee. The agreement is automatically renewed on a month-to-month basis until either party provides notice of termination. Any solicitation of proxies by Ms. Abrams on our behalf will be provided pursuant to the terms of this agreement and will be included in the monthly flat fee.

BORLAND SOFTWARE CORPORATION
1999 EMPLOYEE STOCK PURCHASE PLAN
(As Amended Through March 14, 2007)
1. Establishment, Purpose And Term Of Plan.
     1.1 Establishment. The Borland Software Corporation 1999 Employee Stock Purchase Plan (the “Plan”) is hereby established effective as of the date on which it is approved by the stockholders of the Company (the “Effective Date”).
     1.2 Purpose. The purpose of the Plan is to advance the interests of Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.
     1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued.
2. Definitions And Construction.
     2.1 Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:
          (a) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).
          (b) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
          (c) “Committee” means a committee of the Board duly appointed to administer the Plan and having such powers as specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.
          (d) “Company” means Borland Software Corporation, a Delaware corporation, or any successor corporation thereto.
          (e) “Compensation” means, with respect to any Offering Period, base wages or salary, overtime, bonuses, commissions, shift differentials, payments for paid time off,

payments in lieu of notice, and compensation deferred under any program or plan, including, without limitation, pursuant to Section 401(k) or Section 125 of the Code. Compensation shall be limited to amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include moving allowances, payments pursuant to a severance agreement, termination pay, relocation payments, sign-on bonuses, any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan, or any other compensation not included above.
          (f) “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.
          (g) “Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. If an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any governmental agency subsequently makes a contrary determination.
          (h) “Fair Market Value” means, as of any date, if the Stock is then listed on a national or regional securities exchange or market system or is regularly quoted by a recognized securities dealer, the closing sale price of a share of Stock (or the mean of the closing bid and asked prices if the Stock is so quoted instead) as quoted on the Nasdaq National Market, the Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, or by such recognized securities dealer, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system or has been quoted by such securities dealer, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Board, in its discretion. If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or market system or regularly quoted by a recognized securities dealer, the Fair Market Value of a share of Stock shall be as determined in good faith by the Board.
          (i) “Offering” means an offering of Stock as provided in Section 6.
          (j) “Offering Date” means, for any Offering, the first day of the Offering Period.

          (k) “Offering Period” means a period established in accordance with Section 6.1, including an Annual Offering Period and a Half-Year Offering Period as provided in Section 6.1.
          (l) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
          (m) “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.
          (n) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation designated by the Board as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Board shall have the sole and absolute discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies.
          (o) “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.
          (p) “Purchase Date” means, for any Purchase Period, the last day of such period.
          (q) “Purchase Period” means a period established in accordance with Section 6.2.
          (r) “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.
          (s) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Stock under the Plan and to terminate participation in the Plan at any time during an Offering Period.
          (t) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.
          (u) “Subscription Agreement” means a written agreement in such form as specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation.
          (v) “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.
          (w) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

     2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3. Administration.
     3.1 Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or the Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.
     3.2 Authority of Officers. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has apparent authority with respect to such matter, right, obligation, determination or election.
     3.3 Policies and Procedures Established by the Company. The Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.
4. Shares Subject To Plan.
     4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be six million two hundred fifty thousand (6,250,000) and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.

     4.2 Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments shall be made in the number and class of shares subject to the Plan and each Purchase Right and in the Purchase Price. If a majority of the shares of the same class as the shares subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.
5. Eligibility.
     5.1 Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:
          Any Employee who is customarily employed by the Participating Company Group for less than twenty (20) hours per week; or
          Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.
     5.2 Exclusion of Certain Stockholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted a Purchase Right under the Plan if, immediately after such grant, the Employee would own or hold options to purchase stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.
6. Offerings.
     6.1 Offering Periods. The Board may establish one or more Offering Periods of such duration and having such commencement and ending dates as the Board determines in its discretion; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the first or last day of an Offering Period is not a day on which the national securities exchanges or Nasdaq Stock Market are open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period. Subject to the foregoing and unless and until the Board determines otherwise, the Plan shall be implemented as follows:
          (a) Offering Periods Commencing Prior to March 14, 2007. Prior to March 14, 2007, the Plan shall be implemented by two series of Offerings. One series shall be of sequential Offerings of approximately twelve (12) months duration or such other duration as the Board shall determine (an “Annual Offering Period”). The second series shall be of Offerings of approximately six (6) months duration or such other duration as the Board shall determine (a “Half-Year Offering Period”). Annual Offering Periods shall commence on or about December 1 of each year and end on or about the first November 30 occurring thereafter. Half-Year Offering Periods shall commence on or about June 1 of each year and end on or about the first November 30 occurring thereafter. However, provided that the Effective Date occurs on or before July 1, 1999, an initial Offering (the “Initial Offering Period”) shall commence on or about July 1, 1999 and end on or about November 30, 1999.
          (b) Offering Periods Commencing On or After March 14, 2007. On and after March 14, 2007, the Plan shall be implemented by a single series of sequential Half-Year Offering Periods of approximately six (6) months in duration or such other duration as the Board shall determine. A Half-Year Offering Period shall commence on the next trading day following the final Purchase Date occurring on or after March 14, 2007 of each Offering Period that commenced prior to March 14, 2007. Thereafter, Half-Year Offering Periods shall, unless otherwise determined by the Board, commence on or about June 1 and December 1 of each year and end on or about the next following November 30 or May 31, respectively.
     6.2 Purchase Periods. Each Annual Offering Period shall consist of two (2) consecutive Purchase Periods of approximately six (6) months duration, or such other number or duration as the Board determines. A Purchase Period commencing on or about December 1 shall end on or about the next May 31. A Purchase Period commencing on or about June 1 shall end on or about the next November 30. Each Half-Year Offering Period shall consist of a single Purchase Period of approximately six (6) months duration coterminous with such Offering Period. However, provided that the Effective Date occurs on or before July 1, 1999, the Initial Offering Period shall consist of a single Purchase Period ending on or about November 30, 1999. Notwithstanding the foregoing, the Board may establish a different duration for one or more Purchase Periods or different commencing or ending dates for such Purchase Periods. If the first or last day of a Purchase Period is not a day on which the national securities exchanges or Nasdaq Stock Market are open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Purchase Period.
7. Participation In The Plan.
     7.1 Initial Participation. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed Subscription Agreement to the office designated by the Company not later than the close of business for such office on the Subscription Date established by the Company for that Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement to the Company’s designated office on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate office of the Company on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.
     7.2 Continued Participation. A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1 or (b) terminated employment as provided in Section 12.4. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement. Eligible Employees may not participate simultaneously in more than one Offering under the Plan. Accordingly, a Participant in an Annual Offering Period may not participate simultaneously in the Half-Year Offering Period commencing during the term of an Annual Offering Period.
8. Right To Purchase Shares.
     8.1 Grant of Purchase Right. Except as set forth below, on the Offering Date of each Offering Period, each Participant in that Offering Period shall be granted automatically a Purchase Right determined as follows:
          (a) Annual Offering Period. Each Purchase Right granted on the Offering Date of an Annual Offering Period shall consist of an option to purchase the lesser of (i) that number of whole shares of Stock determined by dividing Twenty-Five Thousand Dollars ($25,000) by the Fair Market Value of a share of Stock on the Offering Date or (ii) two thousand five hundred (2,500) shares of Stock.
          (b) Half-Year Offering Period. Each Purchase Right granted on the Offering Date of a Half-Year Offering Period shall consist of an option to purchase the lesser of (i) that number of whole shares of Stock determined by dividing Twelve Thousand Five Hundred Dollars ($12,500) by the Fair Market Value of a share of Stock on the Offering Date or (ii) one thousand two hundred fifty (1,250) shares of Stock.
          (c) Initial Offering Period. Each Purchase Right granted on the Offering Date of the Initial Offering Period shall consist of an option to purchase the lesser of (i) that number of whole shares of Stock determined by dividing Twelve Thousand Five Hundred Dollars ($12,500) by the Fair Market Value of a share of Stock on the Offering Date or (ii) one thousand two hundred fifty (1,250) shares of Stock.

No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.
     8.2 Pro Rata Adjustment of Purchase Right. Notwithstanding the provisions of Section 8.1, if the Board establishes an Offering Period (other than the Initial Offering Period) of any duration other than twelve months or six months, then (a) the dollar amount in Section 8.1 shall be determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole dollar, and (b) the share amount in Section 8.1 shall be determined by multiplying 208.33 shares by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole share.
     8.3 Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section 8.3 shall be applied in conformance with applicable regulations under Section 423(B)(8) of the Code.
9. Purchase Price.
     The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Board; provided, however, that the Purchase Price shall not be less than eighty five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price for that Offering Period shall be eighty five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period, or (b) the Fair Market Value of a share of Stock on the Purchase Date.
10. Accumulation Of Purchase Price Through Payroll Deduction.
     Shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:
     10.1 Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each payday during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each payday during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first payday during an Offering) or more than (a) fifteen percent (15%) in the case of Offering Periods commencing prior to March 14, 2007 or (b) ten percent (10%) in the case of Offering Periods commencing on or after March 14, 2007. Notwithstanding the foregoing, the Board may change the foregoing limits on payroll deductions effective as of any future Offering Date.
     10.2 Commencement of Payroll Deductions. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.
     10.3 Election to Change or Stop Payroll Deductions. During an Offering Period, a Participant may elect to increase or decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company’s designated office an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects, effective following the first payday of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in the current Offering Period unless such Participant withdraws from the Plan as provided in Section 12.1.
     10.4 Administrative Suspension of Payroll Deductions. The Company may, in its sole discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right or (b) during a calendar year under the limit set forth in Section 8.3. Payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement at the beginning, respectively, of (a) the next Offering Period or (b) the next Purchase Period the Purchase Date of which falls in the following calendar year, unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee.
     10.5 Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.
     10.6 No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan.
     10.7 Voluntary Withdrawal from Plan Account. A Participant may withdraw all or any portion of the payroll deductions credited to his or her Plan account and not previously applied toward the purchase of Stock by delivering to the Company’s designated office a written notice on a form provided by the Company for such purpose. A Participant who withdraws the entire remaining balance credited to his or her Plan account shall be deemed to have withdrawn from the Plan in accordance with Section 12.1. Amounts withdrawn shall be returned to the Participant as soon as practicable after the Company’s receipt of the notice of withdrawal and may not be applied to the purchase of shares in any Offering under the Plan. The Company may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section, establish a minimum dollar amount that must be retained in the Participant’s Plan account, or terminate the withdrawal right provided by this Section.
11. Purchase Of Shares.
     11.1 Exercise of Purchase Right. On each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.
     11.2 Pro Rata Allocation of Shares. If the number of shares of Stock which might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.
     11.3 Delivery of Certificates. As soon as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant, as appropriate, of a certificate representing the shares acquired by the Participant on such Purchase Date; provided that the Company may deliver such shares to a broker designated by the Company that will hold such shares for the benefit of the Participant. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant, or, if requested by the Participant, in the name of the Participant and his or her spouse, or, if applicable, in the names of the heirs of the Participant.
     11.4 Return of Cash Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period, as the case may be.

     11.5 Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign tax withholding obligations, if any, of the Participating Company Group which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. The Participating Company Group may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.
     11.6 Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.
     11.7 Provision of Reports and Stockholder Information to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.
12. Withdrawal From Offering Or Plan.
     12.1 Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company’s designated office a written notice of withdrawal on a form provided by the Company for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company’s designated office for a reasonable period prior to the effectiveness of the Participant’s withdrawal.
     12.2 Automatic Withdrawal from an Offering. If the Fair Market Value of a share of Stock on the Offering Date of the Half-Year Offering Period commencing immediately following the first Purchase Date of the concurrent Annual Offering Period is less than the Fair Market Value of a share of Stock on the Offering Date of such concurrent Annual Offering Period, then every Participant in such concurrent Annual Offering Period automatically shall be (a) withdrawn from the concurrent Annual Offering Period after the acquisition of shares of Stock on the Purchase Date and (b) enrolled in the new Half-Year Offering Period effective on its Offering Date. A Participant may elect not to be automatically withdrawn from an Annual Offering Period pursuant to this Section 12.2 by delivering to the Company’s designated office not later than the close of business on Offering Date of the new Half-Year Offering Period a written notice indicating such election.
     12.3 Return of Payroll Deductions. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Sections 12.1 or automatic withdrawal from an Offering pursuant to Section 12.2, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares of Stock (except, in the case of an automatic withdrawal pursuant to Section 12.2, for an amount necessary to purchase an additional whole share as provided in Section 11.4) shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan or the Offering, as applicable, shall terminate. Such accumulated payroll deductions to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.
     12.4 Termination Of Employment Or Eligibility. Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s accumulated payroll deductions which have not been applied toward the purchase of shares shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 12.4. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.
13. Termination of Plan.
     If the Company’s accountants advise the Company that the accounting treatment of purchases under the Plan will change in a manner that the Board determines is detrimental to the best interests of the Company, then the Board may, in its discretion, take any or all of the following actions: (i) terminate each Offering hereunder that is then ongoing as of the next Purchase Date (after the purchase of stock on such Purchase Date) under such Offering; (ii) set a new Purchase Date for each ongoing Offering and terminate such Offerings after the purchase of stock on such Purchase Date; (iii) amend the Plan and each ongoing Offering so that such Offerings will no longer have an accounting treatment that is detrimental to the Company’s best interests; (iv) terminate each ongoing Offering and refund any money contributed back to the participants.
14. Change In Control.
     14.1 Definitions.
          (a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

          (b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
     14.2 Effect of Change in Control on Purchase Rights. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may assume the Company’s rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Purchase Period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.
15. Nontransferability Of Purchase Rights.
     Neither payroll deductions credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.
16. Compliance With Securities Law.
     The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
17. Rights As A Stockholder And Employee.
     A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a certificate for the shares purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.
18. Legends.
     The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:
     “THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

19. Notification Of Disposition Of Shares.
     The Company may require the Participant to give the Company prompt notice of any disposition of shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right. The Company may require that until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Right referred to in the preceding sentence. The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.
20. Notices.
     All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21. Indemnification.
     In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
22. Amendment Or Termination Of The Plan.
     The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, except as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares of Stock under applicable federal, state or foreign securities laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Board as Participating Companies.

PLAN HISTORY

March 22, 1999	Board adopts the Plan, with an initial reserve of 800,000 shares, to replace the Company’s 1997 Employee Stock Purchase Plan.

June 4, 1999	Stockholders approve Plan, with an initial reserve of 800,000 shares.

June 8, 2000	Board approves a 500,000 share increase in the Plan’s reserve(from 800,000 to 1,300,000 shares).

July 25, 2000	Stockholders approve 500,000 share reserve increase, bringing the reserve to 1,300,000 shares.

March 31, 2002	Board approves a 900,000 share increase in the Plan’s reserve (from 1,300,000 to 2,200,000 shares).

May 16, 2002	Stockholders approve 900,000 share reserve increase, bringing the Reserve to 2,200,000.

April 23, 2003	Board approves a 900,000 share reserve increase, bringing the Reserve to 3,100,000.

June 12, 2003	Stockholders approve 900,000 share reserve increase, bringing the Reserve to 3,100,000.

March 11, 2005	Board approves a 900,000 share reserve increase, bringing the Reserve to 4,000,000.

May 13, 2005	Board approves a 900,000 share reserve increase, bringing the Reserve to 4,000,000.

March 14, 2007	Board approves (i) subject to stockholder approval, a 2,500,000 share reserve increase, bringing the Reserve to 6,500,000; (ii) implementation of the Plan on and after March 14, 2007 by a single series of sequential Half-Year Offering Periods and (iii) for Offering Periods commencing on and after March 14, 2007, a reduction in the maximum payroll deductions under the Plan to 10% of Compensation on each payday during an Offering Period.

[May 16, 2007	Board approves a 2,500,000 share reserve increase, bringing the Reserve to 6,500,000.]

Preliminary Copy – Subject to Completion,
Dated March 22, 2007
PROXY CARD
BORLAND SOFTWARE CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON MAY 16, 2007
The undersigned hereby appoints Tod Nielsen, Gregory J. Wrenn and Erik E. Prusch, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Borland Software Corporation which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Borland Software Corporation scheduled to be held on Wednesday, May 16, 2007, at 10:00 a.m., local time, at the Cupertino Inn, located at 10889 North DeAnza Boulevard, Cupertino, California and at any postponements or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting or any postponements or adjournments thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
IMPORTANT – TO BE SIGNED AND DATED ON REVERSE SIDE
Mark the “Household Option” box on the reverse side to enroll this account to receive certain future security holder document in a single package per household
SEE REVERSE SIDE
*************

INSTRUCTIONS — TO VOTE BY MAIL
Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to Georgeson Shareholder Communications, Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. We urge you not to return any proxy card that you do not receive from or on behalf of Borland management.
PLEASE DETACH PROXY CARD HERE
☑ PLEASE MARK VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3

Proposal 1.	To elect six (6) directors to serve on our Board of Directors until the 2008 Annual Meeting of Stockholders and until their respective successors have been elected and qualified.	FOR all nominees listed (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
		☐	☐
Nominees: Tod Nielsen, John F. Olsen, William K. Hooper, Robert M. Tarkoff, Mark Garrett and T. Michael Nevens.

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the “FOR” box and write the nominee’s name in the following space.)

Proposal 2.	Approve an amendment to our 1999 Employee Stock Purchase Plan to authorize for issuance an additional 2,500,000 shares of our common stock under such plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3.	Ratification of the selection of PricewaterhouseCoopers LLP as Borland’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To transact such other business as may properly come before the meeting, or any adjournments, continuations or postponements thereof.

The undersigned hereby acknowledges receipt of Borland’s Annual Report for the fiscal year ended December 31, 2006 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above. Date: , 2007

Signatures(s) of Stockholders

IMPORTANT: Please sign as name(s) appear on this proxy and date this proxy. If a joint account, each joint owner should sign. If signing for a corporation, trust or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.